Exhibit 10.13

Form of CREDIT AGREEMENT

dated as of

[            ], 20131,

among

MURPHY USA INC.,

MURPHY OIL USA INC.,

The BORROWING SUBSIDIARIES Party Hereto

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and REGIONS BUSINESS CAPITAL,

as Joint-Lead Arrangers and Joint-Bookrunners

REGIONS BANK

as Syndication Agent

[1]	The Agreement will be dated as of the Effective Date when signature pages are released from escrow.

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.11	—	Subsidiaries and Joint Ventures
Schedule 3.12	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.01(j)	—	Letters of Credit
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Borrowing Request
Exhibit D-1	—	Form of Borrowing Subsidiary Joinder Agreement
Exhibit D-2	—	Form of Borrowing Subsidiary Termination
Exhibit E	—	Form of Guarantee and Collateral Agreement
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Perfection Certificate
Exhibit I	—	Form of Supplemental Perfection Certificate
Exhibit J-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AGREEMENT dated as of [            ], 2013, among MURPHY USA INC., MURPHY OIL USA INC., the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collection Account” has the meaning assigned to such term in the Collateral Agreement.

“ABL Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Murphy USA, a Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than Murphy USA, a Borrower or any Subsidiary of Equity Interests in any Restricted Subsidiary, other than (i) dispositions described in clauses (a) through (h) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 during any fiscal year of Murphy USA;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Murphy USA, a Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds of $2,500,000 or more during any fiscal year of Murphy USA; or

(c) the incurrence by Murphy USA, a Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Collateral Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Aggregate Revolving Total Exposure” means, as of any date, the sum of the Aggregate Revolving Exposure and the aggregate principal amount of the Protective Advances as of such date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on Reuters Screen LIBOR01 Page displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, with respect to the commitment fees payable hereunder at any time, (a) 0.25% per annum at any time when the aggregate Available Revolving Commitments are less than 50% of the Aggregate Revolving Commitment and (b) 0.375% per annum at all other times.

“Applicable Creditor” has the meaning set forth in Section 9.18(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Revolving Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan that is a Revolving Loan or a Swingline Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the Average Availability for the fiscal quarter of Murphy USA then most recently ended; provided that the Applicable Revolving Rate shall be based on the rates per annum set forth in Category 1 from the Effective Date to the end of the fiscal quarter in which the Effective Date occurs:

	Average Availability	ABR Spread	Eurocurrency Spread
Category 1	> $300,000,000	0.50%	1.50%
Category 2	≤ $300,000,000 and > $150,000,000	0.75%	1.75%
Category 3	≤ $150,000,000	1.00%	2.00%

For purposes of the foregoing, the Applicable Revolving Rate shall be determined as of the end of each fiscal quarter of Murphy USA; provided that at any time that an Event of Default has occurred and is continuing the Applicable Revolving Rate shall be determined by reference to Category 3 if the Required Lenders shall so elect.

“Applicable Term Rate” means, for any day, (a) with respect to any ABR Loan or Eurocurrency Loan of a Class of Term Loans established pursuant to Section 2.23 or 2.24, the rate per annum specified therefor in the applicable Extension Agreement or Refinancing Facility Agreement and (b) with respect to any ABR Loan or Eurocurrency Loan that is a Tranche A Term Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the Secured Leverage Ratio as of the end of the fiscal quarter of Murphy USA for which consolidated financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.01(a) or 5.01(b); provided that, for purposes of clause (b), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first fiscal quarter ended after the Effective Date, the Applicable Term Rate shall be based on the rates per annum set forth in Category 1:

Secured Leverage Ratio:	ABR Spread	Eurocurrency Spread
Category 1 ≤ 3.00 to 1.00	1.75%	2.75%
Category 2 > 3.00 to 1.00	2.00%	3.00%

For purposes of the foregoing, each change in the Applicable Term Rate resulting from a change in the Secured Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Term Rate shall be based on the rates per annum set forth in Category 2 (i) at any time that an Event of Default has occurred and is continuing if the Required Lenders shall so elect or (ii) if Murphy USA and the Company fail to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of J.P. Morgan Securities LLC, and Regions Business Capital in its capacity as a joint-lead arranger and joint-bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” when used with respect to any Sale/Leaseback Transaction means (a) in the case of a Sale/Leaseback Transaction accounted for as a Capital Lease Obligation, the amount thereof determined in accordance with GAAP and (b) in the case of any other Sale/Leaseback Transaction, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semiannual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

“Availability” means, at any time, the difference between (a) the lesser at such time of the Borrowing Base and the Aggregate Revolving Commitment and (b) the Aggregate Revolving Total Exposure at such time.

“Available Revolving Commitment” means, with respect to any Lender at any time, the Revolving Commitment of such Lender then in effect minus the sum of the aggregate principal amount of such Lender’s outstanding Revolving Loans and LC Exposure at such time. The Applicable Percentage of such Lender of the aggregate principal amount of Swingline Loans and Protective Advances shall be disregarded for purposes of calculating such Lender’s Available Commitment.

“Average Availability” means, for any fiscal quarter, the quotient of (a) the sum of the amounts of Availability for each day during such fiscal quarter divided by (b) the number of days in such fiscal quarter (excluding, in the case of the fiscal quarter in which the Effective Date occurs, each day prior to the Effective Date).

“Banking Services” means each and any of the following bank services provided to Murphy USA or any Subsidiary by any Banking Services Bank: credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Bank” means any Person that is a Lender or an Affiliate of any Lender at the time it enters into or becomes party to an agreement in respect of any Banking Services (or, in the case of any such agreements in effect on the Effective Date, is a Lender or an Affiliate of any Lender on the Effective Date).

“Banking Services Obligations” of the Loan Parties means any and all obligations of Murphy USA or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owed to a Banking Services Bank in connection with Banking Services provided by such Banking Services Bank.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services Obligations.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and the Borrowing Subsidiaries.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum of:

(a) 100% of Eligible Cash at such time, plus

(b) 90% of the Eligible Credit Card Receivables at such time, plus

(c) 90% of the Eligible Investment Grade Accounts minus the Dilution Reserve applicable to such Accounts, minus any other Reserves applicable to such Accounts, plus

(d) 85% of the Eligible Other Accounts minus the Dilution Reserve applicable to such Accounts, minus any other Reserves applicable to such Accounts, plus

(e) 80% of the Eligible Midstream Refined Products Inventory at such time, plus

(f) 75% of the Eligible Retail Refined Products Inventory at such time, plus

(g) the lesser of (i) 70% of the Eligible Retail Merchandise Inventory at such time, valued at cost, determined on an average cost basis, minus the Reserves applicable to Eligible Retail Merchandise Inventory, and (ii) 85% of the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent of the Eligible Retail Merchandise Inventory at such time, valued at cost, determined on an average cost basis, minus the Reserves applicable to Eligible Retail Merchandise Inventory, minus

(h) any other Reserves established by the Administrative Agent in its Permitted Discretion

The amount of Refined Products Inventory for purposes of determining the Borrowing Base shall be (a) determined at any time for Eligible Midstream Refined Products Inventory based upon the then applicable benchmark market pricing, which shall be such benchmark pricing as the Administrative Agent may from time to time determine in consultation with the Company and (b) for any Eligible Retail Refined Products Inventory, the book value thereof as set forth in the applicable Loan Party’s accounts, which book value shall be determined for each category of refined product on a basis consistent with that used for determining such book value therefor on the date hereof. Notwithstanding anything contained herein to the contrary, as of any date of determination, the portion of the Borrowing Base attributable to Eligible Retail Refined Products Inventory and Eligible Retail Merchandise Inventory, taken together, shall not exceed 40% of the Borrowing Base.

The Administrative Agent may, in its Permitted Discretion, establish or adjust Reserves, with any such changes to be effective 3 days after delivery of notice thereof to the Company and the Lenders; provided that no such prior notice shall be required for (A) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (B) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such Reserves not changed or established prior to the expiration of such 3 day period. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(c) of this Agreement (as adjusted to reflect Reserves established by the Administrative Agent in the exercise of its Permitted Discretion based upon any additional information received after the date of delivery of such Borrowing Base Certificate). In connection with the delivery of each Borrowing Base Certificate, the Company shall provide supplemental documentation as the Company and the Administrative Agent shall agree.

The parties understand that eligibility criteria, the Dilution Reserve and any other Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “book value” and the face amount of Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Retail Merchandise Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

At the time of any disposition of a Loan Party, or any disposition outside the ordinary course of business of, or any casualty or condemnation event affecting, assets reflected in the then-current Borrowing Base having a fair market value of $25,000,000 or more, the Company shall give the Administrative Agent written notice of such disposition, casualty or condemnation event together with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means each Subsidiary named as such on the signature pages hereto and each other Subsidiary that has become a Borrowing Subsidiary as provided in Section 2.25 and has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Joinder Agreement” means an agreement in the form of Exhibit D-1 hereto, duly executed by the Company and the applicable Borrowing Subsidiary.

“Borrowing Subsidiary Termination” means an agreement in the form of Exhibit D-2 hereto, duly executed by the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calumet Transaction” means the transfer, distribution or sale of the so-called “Northern Crude Gathering System”.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Murphy USA and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Murphy USA and its consolidated Restricted Subsidiaries for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent of insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person and (b) such portion of principal payments on Capital Lease Obligations made by Murphy USA and its consolidated Restricted Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Collateral Account” means a deposit account of the Company maintained at the Administrative Agent and subject to a Control Agreement into which funds will be deposited for inclusion in the Borrowing Base as Eligible Cash and from which withdrawals may be made only with the consent of the Administrative Agent.

“Cash Dominion Period” means (a) each period when a Specified Event of Default shall have occurred and be continuing and (b) each period (i) commencing on any day when Availability has for three consecutive Business Days been less than the greater of (A) 20.0% of the lesser of (i) the Aggregate Revolving Commitment then in effect and (ii) the Borrowing Base then in effect, and (B) $80,000,000, and (ii) ending after Availability has been greater than the amount set forth in clause (i) above for 30 consecutive calendar days during which period no Event of Default shall have occurred and be continuing; provided that if in any 12-month period a Cash Dominion Period shall have commenced three times, then the third Cash Dominion Period shall continue until the later of (1) the first day after Availability has been greater than the amount set forth in clause (i) above for 30 consecutive calendar days during which period no Event of Default shall have occurred and be continuing and (2) the first day after the last day of such 12-month period.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Control” means (a) the acquisition of ownership by any Person other than Murphy USA of any Equity Interest in any Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) (i) of Equity Interests in Murphy USA if such acquisition would not be permitted under Section 9 of the Tax Matters Agreement or (ii) other than any person or entity that is included in the definition of Murphy Family, of Equity Interests in Murphy USA representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Murphy USA; (c) persons who were (i) directors of Murphy USA on the Effective Date, (ii) nominated by the board of directors of Murphy USA or (iii) appointed by directors who were directors of Murphy USA on the Effective Date or were nominated as provided in clause (ii) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of Murphy USA; or (d) the occurrence of a “Change of Control” as defined in the Senior Notes Documents.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Swingline Loans or Protective Advances, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Tranche A Term Commitment, or an Incremental Revolving Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.23 and 2.24.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Murphy USA, the Borrowers, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit E, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Murphy USA, the Company, each Borrowing Subsidiary and each other Domestic Subsidiary that is not an Excluded Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Borrowing Subsidiary or a Subsidiary Guarantor after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Borrowing Subsidiary or Subsidiary Guarantor;

(b) all Equity Interests in any Borrowing Subsidiary or other Restricted Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any CFC or FSHCO) and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(d) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account), and the requirements of the Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied;

(e) each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Collateral Agreement, if any, and all other consents and approvals, if any, required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, any particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with Murphy USA and the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Murphy USA and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, it being understood that no Loan Party shall be required to grant any security interest in any liquor license. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment, a Tranche A Term Commitment, an Incremental Revolving Commitment or any combination thereof (as the context requires). Additional Classes of Commitments may be established pursuant to Sections 2.23 and 2.24.

“Commitment Letter” means the commitment letter dated July 8, 2013, between the Company, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means Murphy Oil USA Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Concentration Account” has the meaning assigned to such term in the Collateral Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated July 2013, relating to the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Murphy USA and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of Murphy USA or its consolidated Restricted Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (iv) any cash dividends paid during such period in respect of Disqualified Equity Interests in Murphy USA minus (b) to the extent included in the sum of the amounts described in clause (a) for such period, the sum of (1) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (2) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (3) noncash amounts attributable to pay-in-kind interest or other noncash interest expense (including as a result of purchase accounting). Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Cash Interest Expense for any period ending prior to the first anniversary of the Effective Date, Consolidated Cash Interest Expense shall be an amount equal to actual Consolidated Cash Interest Expense from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period Murphy USA, the Company or any other Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations) and all other expenses described in clause (a)(i) and (iv) of the definition of Consolidated Cash Interest Expense for such period),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) any extraordinary loss or any net loss realized by Murphy USA, the Company and the Restricted Subsidiaries in connection with any asset disposition (including any disposition of an Ethanol Subsidiary) for such period,

(v) any noncash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Murphy USA, the Company or any other Restricted Subsidiary pursuant to a written plan or agreement approved by the board of directors of Murphy USA,

(vi) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements,

(viii) the cumulative effect for such period of a change in accounting principles

(ix) any other noncash charge which does not represent a cash item in such period or any future period (including any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, but excluding any additions to bad debt reserves or bad debt expense, any noncash charge that results from the write-down or write-off of inventory, any noncash charge that results from the write-down or write-off of accounts receivable or that is in respect of any other item that was included in Consolidated Net Income in a prior period and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period) and

(x) any fees and expenses for such period (if incurred prior to September 30, 2013) relating to the Transactions, in an aggregate amount for all periods not to exceed $50,000,000;

provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP,

(ii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements

(iv) noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period) and

(v) the cumulative effect for such period of a change in accounting principles;

provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Murphy USA or any of its consolidated Restricted Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business. All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Murphy USA, attributable to any Restricted Subsidiary that is not wholly owned by Murphy USA, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Restricted Subsidiary. Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated EBITDA shall be deemed to be $51,119,000, $117,797,000, $60,627,000 and $129,788,000 for the fiscal quarters ended September 30, 2012, December 31, 2012, March 31, 2013, and June 30, 2013, respectively. For purposes of calculating Consolidated EBITDA for any period, if during such period Murphy USA, the Company or any other Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio for Murphy USA and its consolidated Restricted Subsidiaries of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period. For purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Fixed Charges shall be deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the three fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Effective Date shall have occurred after the first day of the first fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for such fiscal quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Fixed Charges for the period from and including the Effective Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Effective Date to and including the last day of such fiscal quarter.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of Murphy USA and its consolidated Restricted Subsidiaries (other than payments made by Murphy USA or any Restricted Subsidiary to Murphy USA or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of Murphy USA and its consolidated Restricted Subsidiaries (other than payments made by Murphy USA or any Restricted Subsidiary to Murphy USA or a Subsidiary), but only to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) the aggregate amount of (i) principal payments on Capital Lease Obligations, determined in accordance with GAAP, and (ii) principal payments on other Indebtedness of the type described in Section 6.01(f), in each case made by Murphy USA and the Restricted Subsidiaries during such period, (e) Capital Expenditures for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring purchase money Long-Term Indebtedness), (f) the aggregate amount of income taxes paid in cash by Murphy USA and the Restricted Subsidiaries during such period, (g) cash contributions to Plans in respect of minimum ERISA funding requirements for such period, and (h) the aggregate amount of Restricted Payments made by Murphy USA and the Restricted Subsidiaries during such period (other than (i) Restricted Payments made to Murphy USA or a Restricted Subsidiary, (ii)

Restricted Payments made solely in additional Equity Interests otherwise permitted hereunder and (iii) Restricted Payments made in reliance on clause (iii) or (iv) of Section 6.08(a)). For purposes of calculating Consolidated Fixed Charges for any period, if during such period Murphy USA, the Company or any other Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Income” means, for any period, the net income or loss of Murphy USA and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than Murphy USA) that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Murphy USA, the Company or, subject to clauses (b) and (c) below, any other consolidated Restricted Subsidiary during such period, (b) the income of any consolidated Restricted Subsidiary (other than a Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Murphy USA or any Restricted Subsidiary or any law applicable to Murphy USA or any Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by Murphy USA to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Covenant Period” has the meaning set forth in Section 6.11.

“Credit Card Receivables” means any Account or Payment Intangible due to any Loan Party in connection with purchases from and other goods and services provided by such Loan Party on Walmart gift cards or on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, Carte Blanche, Walmart and

such other credit cards as the Administrative Agent shall reasonably approve from time to time (including Wright Express, if so approved), in each case which have been originated in the ordinary course of business by such Loan Party and earned by performance by such Loan Party but not yet paid to such Loan Party by the gift card issuer, the credit card issuer or the credit card processor, as applicable, and which represents the bona fide amount due to a Borrower from such gift card issuer, credit card processor or credit card issuer; provided that, in any event, “Credit Card Receivables” shall exclude Accounts and Payment Intangibles due in connection with proprietary credit cards.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Murphy USA, the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dilution Factors” shall mean, without duplication, including without duplication of any other adjustments already in effect as eligibility criteria or Reserves, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) which are recorded to reduce Accounts (other than Credit Card Receivables) in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales (other than sales giving rise to Credit Card Receivables) for such 12 months.

“Dilution Reserve” shall mean, at any date, the product of (a) the excess of the applicable Dilution Ratio over 5.00% multiplied by (b) as applicable, the Eligible Investment Grade Accounts or the Eligible Other Accounts.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Murphy USA or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distribution Agreement” means the Separation and Distribution Agreement to be entered into on or prior to the Effective Date between Murphy Oil and Murphy USA, pursuant to which Murphy Oil shall effect the Spin-Off, the terms of which will be consistent in all material respects with the information set forth in the Form 10 as in effect on the Signing Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of any Loan Party, but excluding Credit Card Receivables and any other Account:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent pursuant to the Collateral Agreement securing the Secured Obligations;

(b) which is subject to any Lien whatsoever other than a Lien in favor of the Administrative Agent and Permitted Encumbrances that do not have priority over the Lien securing the Secured Obligations created by the Collateral Agreement;

(c) (i) with respect to which the scheduled due date is more than 60 days after the date of the original invoice therefor, (ii) which is unpaid more than 60 days after the date of the original invoice therefor or more than 30 days after the original due date therefor or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate amount owing from each Account Debtor with respect to Accounts that are unpaid either more than 60 days after the date of the original invoice therefor or more than 30 days after the original due date, such aggregate amount shall not be reduced to give effect to any credits extended by, or amounts owing from, the Loan Parties to such Account Debtor);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) other than with respect to Accounts of Wright Express, which is owing by (i) an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 35% of the aggregate Eligible Accounts or (ii) any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate Eligible Accounts;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Loan Documents has been breached or is not true;

(g) which (i) other than in the case of Wright Express Credit Card Receivables, does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which (i) is the subject of any Bankruptcy Event, (ii) is liquidating, dissolving or winding up its affairs, (iii) is otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) has become insolvent, or (vi) has ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all its assets;

(l) which is owed by an Account Debtor which (i) does not have its principal place of business in the U.S. or (ii) is not organized under applicable law of the U.S. or any state of the U.S. unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(m) which is owed in any currency other than dollars;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, judgment, chattel paper or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which is not a true and correct statement of a bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) to the extent not otherwise reflected in the eligibility criteria or as a Dilution Factor, the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

Notwithstanding anything to the contrary contained herein, no Account acquired or originated by any Person acquired or formed after the Effective Date shall be included as an Eligible Account until a field examination with respect thereto has been completed to the satisfaction of the Administrative Agent, including the establishment of any Reserves required in the Administrative Agent’s Permitted Discretion. Field examinations conducted pursuant to this paragraph shall not count against the number of field examinations permitted pursuant to Section 5.15.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Murphy USA, a Borrower, any other Subsidiary or any other Affiliate of Murphy USA.

“Eligible Cash” means, at any time, the funds on deposit in the Cash Collateral Account at such time.

“Eligible Credit Card Receivables” means, as of any date of determination, each Credit Card Receivable that satisfies all the requirements set forth below:

(a) such Credit Card Receivable is owned by a Loan Party and such Loan Party has good and marketable title to such Credit Card Receivable;

(b) such Credit Card Receivable has not been outstanding for more than five Business Days (or, in the case of any Credit Card Receivable in respect of a Walmart gift card, 15 Business Days);

(c) the gift card issuer, the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Receivable (i) is not the subject of any Bankruptcy Event, (ii) is not liquidating, dissolving or winding up its affairs, (iii) is not otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion, (iv) has not admitted in writing its inability, or is not generally unable to, pay its debts as they become due, (v) has not become insolvent, and (vi) has not ceased operation of its business;

(d) such Credit Card Receivable is a valid, legally enforceable obligation of the applicable gift card issuer, credit card issuer with respect thereto;

(e) such Credit Card Receivable is subject to a first priority perfected Lien in favor of the Administrative Agent pursuant to the Collateral Agreement securing the Secured Obligations (and, for avoidance of doubt, constitutes Collateral);

(f) such Credit Card Receivable is not subject to any Lien whatsoever other than a Lien in favor of the Administrative Agent and Permitted Encumbrances that do not have priority over the Lien securing the Secured Obligations created by the Collateral Agreement;

(g) such Credit Card Receivable conforms in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(h) if such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, or if a claim, counterclaim, offset or chargeback has been asserted by the applicable gift card issuer, credit card issuer or credit card processor, the face amount thereof for purposes of determining the Borrowing Base has been reduced by the amount of such unpaid and/or accrued credit card processor fees or such claim, counterclaim, offset or chargeback;

(i) such Credit Card Receivable is not evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent.

In determining the amount of an Eligible Credit Card Receivable, the face amount thereof may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with the credit card arrangements applicable thereto and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Receivable.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, but excluding any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent pursuant to the Collateral Agreement securing the Secured Obligations;

(b) which is subject to any Lien or any other right of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Inventory) whatsoever other than a Lien in favor of the Administrative Agent and Permitted Encumbrances that do not have priority over the Lien securing the Secured Obligations pursuant to the terms of the Collateral Agreement (or, in the case of Inventory at a terminal or warehouse or in transit with a common carrier or other third party carrier, any Lien in respect of which an appropriate Reserve shall have been established by the Administrative Agent in its Permitted Discretion);

(c) which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Loan Documents has been breached or is not true or which does not conform to all standards imposed by any Governmental Authority or is not covered by casualty insurance as required by the provisions of this Agreement;

(e) in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier or other third party carrier from vendors and suppliers, provided that Inventory in transit within the U.S. may be included as Eligible Inventory despite the foregoing provision of this clause (g) so long as:

(i) if the applicable Loan Party’s rights with respect thereto are evidenced by a bill of lading or comparable Document, such Document either (A) is non-negotiable or (B) has been delivered to the Administrative Agent,

(ii) the common carrier or other third party carrier is not an Affiliate of the applicable vendor or supplier, and

(iii) the customs broker is not an Affiliate of the Company;

(h) which is located in any location leased by the applicable Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party storage facility or is in the possession of a bailee (other than a third party processor) and (i) is evidenced by a negotiable warehouse or terminal receipt or comparable Document unless such Document has been delivered to the Administrative Agent or (ii) is not evidenced by a Document, unless (A) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor (it being understood that the blending of gasoline and ethanol at a terminal is not “processing” for purposes of this clause (j)), or is in-transit to or from such third party location or outside processor (unless eligible under clause (g) above);

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by a Loan Party as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); or

(p) for which reclamation rights have been asserted by the seller.

Notwithstanding the foregoing, the amount of Inventory shall be adjusted (1) as required to eliminate intercompany profit, (2) to true up cost by eliminating intercompany performance incentives and (3) to reflect general ledger adjustments that have the effect of reducing Inventory value on the perpetual accounting system.

Notwithstanding anything to the contrary contained herein, no Inventory acquired or originated by any Person acquired or formed after the Effective Date shall be included as Eligible Inventory until a field examination (and, if required by the Administrative Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of the Administrative Agent, including the establishment of any Reserves required in the Administrative Agent’s Permitted Discretion. Field examinations and appraisals conducted pursuant to this paragraph shall not count against the number of field examinations or appraisals permitted pursuant to Section 5.15.

“Eligible Investment Grade Accounts” means, at any time, the Eligible Accounts of any Loan Party at such time owed by Investment Grade Account Debtors.

“Eligible Midstream Refined Products Inventory” means Refined Products Inventory of a Loan Party which (a) is not held for sale at a retail station and (b) qualifies as Eligible Inventory.

“Eligible Other Accounts” means, at any time, the Eligible Accounts of any Loan Party at such time that are not Eligible Investment Grade Accounts.

“Eligible Retail Merchandise Inventory” means Retail Merchandise Inventory of a Loan Party which is held for sale in the ordinary course of business at a retail station operated by such Loan Party and, unless otherwise approved by the Administrative Agent in its Permitted Discretion, (a) is not located, stored or maintained outside of any retail station owned or leased by a Loan Party and (b) qualifies as Eligible Inventory.

“Eligible Retail Refined Products Inventory” means Refined Products Inventory of a Loan Party which is held for sale in the ordinary course of business at a retail station operated by such Loan Party that, unless otherwise approved by the Administrative Agent in its Permitted Discretion, (a) is not located, stored or maintained outside of any retail station owned or leased by a Loan Party and (b) qualifies as Eligible Inventory.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives and other laws, and all injunctions, written notices or binding agreements, issued, promulgated or entered into by or with any Governmental

Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of, or human exposure to, any explosive, radioactive, hazardous or toxic substance or waste or other pollutant, including petroleum or petroleum distillates.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), to the extent directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials to the extent arising from or relating to any Environmental Law, (c) human exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, binding agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Murphy USA or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Murphy USA or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Murphy USA or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by Murphy USA or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by Murphy USA or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Murphy USA or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Ethanol Subsidiaries” means Hankinson Holding, LLC, Hankinson Renewable Energy, LLC and Hereford Renewable Energy, LLC

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Deposit Account” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of (i) funds held by Murphy USA or any Subsidiary in trust for any director, officer or employee of Murphy USA or any Subsidiary or any employee benefit plan maintained by Murphy USA or any Subsidiary or (ii) funds representing deferred compensation for the directors and employees of Murphy USA and the Subsidiaries, (d) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other transaction permitted hereunder, (e) any deposit account into which are deposited station receipts and from which the available funds are swept to the Concentration Account at the end of each Business Day (whether directly or through local concentration accounts that are in turn swept to the Concentration Account on such Business Day) and (f) other deposit accounts to the extent the aggregate daily balance in all such accounts does not at any time exceed $10,000,000.

“Excluded Securities Account” means any securities account the securities entitlements in which consist solely of (a) securities entitlements held by Murphy USA or any Subsidiary in trust for any director, officer or employee of Murphy USA or any Subsidiary or any employee benefit plan maintained by Murphy USA or any Subsidiary or (b) securities entitlements representing deferred compensation for the directors and employees of Murphy USA and the Subsidiaries.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any CFC and (c) any FSHCO; provided, that no Subsidiary that Guarantees the Senior Notes or any other Material Indebtedness of Murphy USA, the Company or any Domestic Subsidiary that is not itself an Excluded Subsidiary shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Company or any Subsidiary that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01.

“Existing Revolving Borrowings” has the meaning set forth in Section 2.22(e).

“Extending Lender” has the meaning set forth in Section 2.23(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Murphy USA, the Company, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Extension Offer” has the meaning set forth in Section 2.23(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.23, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Class, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Class, (c) in the case of Extended Commitments that are Revolving Commitments of any Class, an extension of the termination date applicable thereto (which in each case shall be for a period of one year), (d) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (e) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (f) an addition of any affirmative or negative covenants applicable to Murphy USA, the Company and the Subsidiaries, provided that any such additional covenant with which Murphy USA, the Company and the Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.23(a).

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing and (ii) any similar law adopted by any non-U.S. Governmental Authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” has the meaning set forth in the Commitment Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Guarantees and Liens created thereby, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (b) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the Form 10 Registration Statement and the exhibits thereto filed by Murphy USA with the Securities and Exchange Commission on May 6, 2013, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on June 20, 2013, Amendment No. 2 filed on June 28, 2013, and Amendment No. 3 filed on July 18, 2013, and as the same may subsequently be amended by amendments filed with the Securities and Exchange Commission.

“FSHCO” means each Domestic Subsidiary substantially all of the assets of which consist of voting Equity Interests in CFCs.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of Murphy USA)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Murphy USA, the Company or the other Subsidiaries shall be a Hedging Agreement.

“Immediate Family” of a Person means such Person’s spouse, children, siblings, parents, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Murphy USA, the Company, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.22, to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Total Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Murphy USA, the Company or any other Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intercompany Settlements” has the meaning assigned thereto in the definition of “Transactions”.

“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan or Protective Advance), the first Business Day following the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan or Protective Advance, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Collateral Agreement.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of Murphy USA)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs

(including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Murphy USA) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Murphy USA) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Murphy USA) of such Equity Interests at the time of the issuance thereof.

“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) solely in respect of any Existing Letter of Credit, the Person that is the issuer thereof and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.06(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.18(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit remaining available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, synthetic lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension Agreements, the Refinancing Facility Agreements, each Borrowing Subsidiary Joinder Agreement, each Borrowing Subsidiary Termination Agreement, the Collateral Agreement, the other Security Documents, any agreement designating an additional Issuing Bank as contemplated by Section 2.06(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(c).

“Loan Parties” means Murphy USA, the Company, the Borrowing Subsidiaries and each other Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Total Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Total Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $25,000,000.

“Material Adverse Effect” means an event or condition that has had, or could reasonably be expected to have, in a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Murphy USA, the Company and the other Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents. For the avoidance of doubt, the occurrence of any event or condition that results in the Spin-Off being taxable to Murphy Oil, except if neither Murphy USA nor the Company shall be required to indemnify Murphy Oil pursuant to the Tax Matters Agreement for any tax liability resulting from such event or condition, shall be a Material Adverse Effect.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Murphy USA, the Company or any other Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $25,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Murphy USA, the Company and the other Subsidiaries in an aggregate principal amount of $25,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Murphy USA, the Company or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Murphy USA, the Company or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means, as the context requires, the Revolving Maturity Date, the Tranche A Term Maturity Date or the maturity date set forth in the applicable Extension Agreement or Refinancing Facility Agreement for any Class of Loans established pursuant to Section 2.23 or 2.24.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning Murphy USA, the Company, any other Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Murphy USA, the Company, the other Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“MOC Group” has the meaning assigned to such term in the definition of “Transactions”.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Murphy Family” means (1) (i) the C.H. Murphy Family Investments Limited Partnership; (ii) the estate and descendants of C.H. Murphy, Jr.; (iii) the siblings of the late C.H. Murphy, Jr. and their respective estates and descendants; (iv) the respective Immediate Family of, Immediate Family of descendants of and descendants of Immediate Family of, any individual included in clause (ii) or (iii); (v) any trust established for the benefit of any of the foregoing or any charitable trust or foundation established by any of the foregoing, and the respective trustees, fiduciaries and beneficiaries of any such trust or foundation acting in such capacity; and (vi) any corporation, limited partnership, limited liability company or other entity Controlled by any of the foregoing; and (2) any successor (other than by assignment or transfer) of any of the foregoing.

“Murphy Oil” means Murphy Oil Corporation, a Delaware corporation.

“Murphy Oil Distribution” has the meaning assigned thereto in the definition of “Transactions”.

“Murphy USA” means Murphy USA Inc., a Delaware corporation.

“MUSA Group” has the meaning assigned to such term in the definition of “Transactions”.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by Murphy USA and the Subsidiaries to Persons that are not Affiliates of Murphy USA or any Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by Murphy USA and the Subsidiaries as a result of such event to repay Indebtedness (other than any Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Murphy USA and the Subsidiaries, and the amount of any reserves established by Murphy USA and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of Murphy USA); provided that in the case of a sale of an Ethanol Subsidiary or its assets, Net Proceeds will be further increased or reduced by the net settlement amount received or paid by Murphy USA, the Company and the Subsidiaries in respect of any Hedging Agreements entered into by such Ethanol Subsidiary to hedge corn prices (but, in connection with the sale of an Ethanol Subsidiary, limited to the portion of such net settlement amount received or paid by Murphy USA or another Subsidiary not the subject of such sale). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Payment Intangibles” has the meaning assigned to such term in the Collateral Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by Murphy USA or any Subsidiary in a transaction or series of transactions of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a)

in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly owned Subsidiary that is a Domestic Subsidiary (or, in the case of any such purchase or other acquisition structured as a tender offer followed by a merger, such Person (including each subsidiary of such Person) will become a wholly owned Subsidiary that is a Domestic Subsidiary reasonably promptly thereafter upon the consummation of the second-step merger), in each case including as a result of a merger or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary Loan Party; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Murphy USA, the Company or any other Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made), (v) at the time of and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (vi) after giving effect to such purchase or other acquisition, and any related incurrence of Indebtedness, on a pro forma basis in accordance with Section 1.04(b), (A) Availability shall exceed the greater of (1) 25% of the lesser of the aggregate Revolving Commitments and the Borrowing Base and (2) $100,000,000, and (B) Murphy USA and the Company shall be in compliance with the covenants set forth in Section 6.11 (determined as if a Covenant Period were then applicable) and, if any Term Loans shall be outstanding, Section 6.12 (calculated as of the last day of, or for, the period of four consecutive fiscal quarters of Murphy USA then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first such delivery, as of, or for, such period ended on June 30, 2013)), provided that, for purposes of determining the Secured Leverage Ratio under Section 6.12, Total Indebtedness shall be determined on a pro forma basis as of the date of the consummation of such purchase or other acquisition and pro forma effect shall be given to such purchase or acquisition as provided in Section 1.04(b) and (vii) Murphy USA and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of Murphy USA or the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (vi) above.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment in accordance with the Administrative Agent’s credit policies.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Murphy USA or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Murphy USA or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Murphy USA or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Murphy USA or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Murphy USA and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at the date of acquisition thereof, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Murphy USA or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Murphy USA, a Borrower or any other Subsidiary, including any sale or issuance to a Person other than Murphy USA, a Borrower or any other Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (a) through (h) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 during any fiscal year of Murphy USA;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Murphy USA, a Borrower or any other Subsidiary resulting in aggregate Net Proceeds of $2,500,000 or more during any fiscal year of Murphy USA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Projections” has the meaning set forth in Section 3.04(e).

“Protective Advances” shall have the meaning assigned to such term in Section 2.05.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Murphy USA, the Company, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Murphy USA if Murphy USA shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such

Subsidiary or of Murphy USA only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Term Lender” has the meaning set forth in Section 2.24(a).

“Refinancing Term Loan” has the meaning set forth in Section 2.24(a).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.24(a).

“Refined Products Inventory” means Inventory consisting of gasoline, diesel fuel, ethanol fuel and other refined fuel products satisfactory to the Administrative Agent in its Permitted Discretion held for sale in the ordinary course of business by a Loan Party.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Report” means reports prepared by the Administrative Agent or another person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Loans, Revolving Total Exposures and unused Commitments representing more than 50% of the sum of the Loans, Revolving Total Exposures and unused Commitments at such time.

“Reserves” means any and all reserves which the Administrative Agent deems it appropriate, in its Permitted Discretion, to maintain (including, without limitation, reserves for excise tax collection and sales tax collection, transportation reserves, reserves for accrued and unpaid interest on the Loan Document Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves in respect of Inventory, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Secured Hedging Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Murphy USA, the Company or any other Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in Murphy USA, the Company or any other Subsidiary.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.22(e).

“Retail Merchandise Inventory” means snacks, beverages, tobacco products and non-food merchandise held for sale in the ordinary course of business by a Loan Party, but excluding lottery tickets.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Total Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.22 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $450,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date (or, if such date is not a Business Day, the first Business Day following such date).

“Revolving Total Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Exposure and its Applicable Percentage of the aggregate principal amount of the Protective Advances at such time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Murphy USA, the Borrowers or any other Subsidiary whereby Murphy USA, the Borrowers or such Subsidiary sells or transfers such property to any Person and Murphy USA, the Borrowers or any other Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a jurisdiction that is the subject of any Sanctions or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedging Agreement Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all

Hedging Agreements permitted hereunder with a Person that is a Lender or an Affiliate of a Lender at the time it enters into such Hedging Agreement (or, in the case of any Hedging Agreement in effect on the Effective Date, is a Lender or an Affiliate of a Lender on the Effective Date), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Hedging Agreement transaction; provided that such Hedging Agreement is designated as a “Secured Hedging Agreement” in a writing from the Company and the provider thereof to the Administrative Agent in form and detail reasonably acceptable to the Administrative Agent substantially contemporaneously with the effectiveness of such Hedging Agreement (or, in the case of any Hedging Agreement in effect on the Effective Date, substantially contemporaneously with the Effective Date).

“Secured Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date that is secured by a Lien on any asset or property of Murphy USA, the Company or any Restricted Subsidiary to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Murphy USA ended on or most recently prior to such date.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 or pursuant to any Loan Document to secure the Secured Obligations.

“Senior Notes” means up to $500,000,000 aggregate principal amount of senior unsecured notes of the Company issued prior to the Effective Date (and the net proceeds of which will be made available to the Company on the Effective Date) and having a maturity not earlier than the day that is 91 days after the Revolving Maturity Date, and the Indebtedness represented thereby.

“Senior Notes Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Signing Date” means [            ], 2013.

“Specified Event of Default” means an Event of Default (a) arising under clause (a) or (b) of Article VII, (b) arising with respect to any Loan Party under clause (i) or (j) of Section 7.01 or (c) resulting from the failure to comply with Section 5.01(c), 5.14 or 6.12 or any representation or warranty contained in any Borrowing Base Certificate proving to have been incorrect in any material respect in a manner adverse to interests of the Lenders when made or deemed made.

“Spin-Off” has the meaning assigned to such term in the definition of “Transactions”.

“Spin-Off Documents” means the Distribution Agreement, the Tax Matters Agreement, the Trademark License Agreement and each other document entered into by any member of the MOC Group, on the one hand, and any member of the MUSA Group, on the other hand, in connection with the Transactions or required to be delivered thereunder, including the transition services agreement, the employee matters agreement, the trademark assignment agreement, the lease agreements and the aircraft agreements referred to in the Form 10 or the Distribution Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Murphy USA (including the Company).

“Subsidiary Guarantor” means (a) each Borrowing Subsidiary and (b) each other Domestic Subsidiary that is not an Excluded Subsidiary.

“Subsidiary Loan Party” means each Subsidiary that is a party to this Agreement or the Collateral Agreement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Company.

“Supermajority Lenders” means, subject to Section 2.21, at any time, Lenders having Term Loans, Revolving Total Exposures and unused Commitments representing at least 66.7% of the sum of the Term Loans, Revolving Total Exposures and unused Commitments at such time.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means the Person named as such on the cover page of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into prior to the Effective Date between Murphy Oil and Murphy USA, the terms of which will be consistent in all material respects with the information set forth in the Form 10 as in effect on the Signing Date.

“Term Commitment” means a Tranche A Term Commitment or any other Class of Term Commitment established pursuant to Section 2.23 or 2.24.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Tranche A Term Loan or any other Class of Term Loan established pursuant to Section 2.23 or 2.24.

“Test Period” means, for any date of determination under this Agreement, the then most recent period of four consecutive fiscal quarters of Murphy USA, or, prior to the end of the fiscal quarter in which the Effective Date occurs, the four period of four consecutive fiscal quarters ended June 30, 2013.

“Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of Murphy USA and its consolidated Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet being below the stated principal amount of such Indebtedness), and (b) the aggregate principal amount of Indebtedness of Murphy USA and its consolidated Restricted Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of Murphy USA, the Company or any other Restricted Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Trademark License Agreement” means the Trademark License Agreement to be entered into prior to the Effective Date between Murphy Oil and Murphy USA, the terms of which will be consistent in all material respects with the information set forth in the Form 10 as in effect on the Signing Date.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $150,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche A Term Maturity Date” means the third anniversary of the Effective Date (or, if such date is not a Business Day, the first Business Day following such date).

“Transactions” means the Financing Transactions, the other transactions contemplated hereby and the following transactions, together with all other transactions pursuant to and the performance of all other obligations under the Spin-Off Documents: (i) Murphy Oil will contribute to the Company (1) the real estate located at 422 North Washington Avenue, El Dorado, Arkansas and appurtenant furniture, fixtures and personal property, (2) the real estate located at 200 Peach Street, El Dorado, Arkansas (but excluding, for the avoidance of doubt, lots 2 and 3 of Block 9, Original Town of El Dorado) and certain appurtenant furniture, fixtures and personal property, (3) a Cessna Citation 560XL aircraft and (4) licenses associated with the SolArc and the PDI information systems and hardware primarily related thereto and, in each case, any related liabilities (collectively, the “Asset Contribution”); (ii) the Company will liquidate Murphy Latin America Refining & Marketing, Inc., Murphy LOOP, Inc. and Murphy Lot Holdings, LLC by merging each with and into the Company; (iii) the Company will transfer and assign to Murphy Oil all of the Assigned Marks (as such term is defined in the trademark assignment agreement); (iv) the Company will distribute (the “Murphy Oil Distribution”) to Murphy Oil (A) a cash dividend of $650,000,000 and (B) all of the stock of (x) Murphy Gas Gathering Inc., (y) Arkansas Oil Company and (z) Murphy Crude Oil Marketing, Inc.; (v) Murphy Oil will contribute all of the stock of the Company to Murphy USA (making the Company a wholly owned Subsidiary of Murphy USA) in exchange for shares of common stock of Murphy USA pursuant to the Distribution Agreement (the “Stock Contribution” and, together with the Asset Contribution, the “Contributions”), which stock Murphy Oil will distribute (together with all other common stock of Murphy USA held by Murphy Oil) to its stockholders (the “Spin-Off”); and (vi) all intercompany receivables, payables and other balances, in each case, that arise on or before the effective date of the Spin-Off between Murphy Oil and its subsidiaries (other than any member of the MUSA Group (as defined in this definition)), including all predecessors to such persons (the “MOC Group”), on the one hand, and Murphy USA and its Subsidiaries as of the effective time of the Spin-Off and after giving effect to the Asset Contribution, the Murphy Oil Distribution, the Contributions and the Spin-Off, including all predecessors to such persons (the “MUSA Group”), on the other hand (collectively, “Intercompany Accounts”), will be settled by one or more (1) cash payments in respect of such Intercompany Accounts and/or (2) distributions of such Intercompany Accounts (and/or an amount of cash in respect thereof that will be used to make a cash payment pursuant to clause (1) above) and/or (3) contributions to capital of such Intercompany Accounts (and/or an amount of cash in respect thereof that will be used to make a cash payment pursuant to clause (1) above), in each case, between one or more members of the MOC Group, on the one hand, and one or more members of the MUSA Group, on the other hand, provided that the net cash payments made from the MUSA Group to the MOC Group pursuant to clauses (1), (2) and (3) shall not in the aggregate exceed $50,000,000 (the payments, distributions, and/or contributions described in this clause (vi), collectively, the “Intercompany Settlements”).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiaries” means, initially, Hankinson Holding, LLC, Hankinson Renewable Energy, LLC, Hereford Renewable Energy, LLC and Murphy Crude Supply, LLC; provided that if at any time the Company delivers written notice to the Administrative Agent designating any Unrestricted Subsidiary and its subsidiaries, if any, as Restricted Subsidiaries, such Subsidiaries shall cease to be Unrestricted Subsidiaries immediately upon the Administrative Agent’s receipt of such notice.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any consolidated balance sheet or statement of income and comprehensive income, cash flows or stockholders’ equity of Murphy USA and its consolidated Subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of Murphy USA and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with Murphy USA and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.18(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and binding interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Murphy USA or any Subsidiary at “fair value”, as defined therein and (B) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any

other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the date hereof.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.04(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Effectuation of Transactions. All references herein to Murphy USA, the Borrowers and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Murphy USA, the Company and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06. Status of Obligations. (a) Murphy USA and the Borrowers represent, warrant and agree that the Loan Document Obligations will at all times constitute “Credit Agreement Obligations” under and as defined in the Senior Notes Documents.

(b) In the event that Murphy USA, the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Murphy USA and the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Document

Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Obligations Joint and Several. Each agreement in any Loan Document by any Borrower to make any payment, to take any action or otherwise to be bound by the terms thereof is a joint and several agreement of all the Borrowers, and each obligation of any Borrower under any Loan Document shall be a joint and several obligation of all the Borrowers.

SECTION 1.08. Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee (including, for the avoidance of doubt, the obligations of each Borrower under the Loan Documents insofar as such Borrower is jointly liable for obligations incurred by any other Borrower) by any Subsidiary Loan Party under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Subsidiary Loan Party shall secure any Secured Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Subsidiary Loan Party as to which any Secured Obligations are Excluded Swap Obligations, or from any Collateral provided by such Subsidiary Loan Party, the proceeds thereof shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Collateral Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Collateral Agreement is released. Each Qualified ECP Guarantor intends that this Section 1.08 constitute, and this Section 1.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) The following terms shall for purposes of this Section 1.08 have the meanings set forth below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, the Guarantee by such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in Section 1.08(b) or any other Guarantee or other support agreement in respect of the obligations of such Subsidiary Guarantor by the Company or another Person that constitutes an “eligible contract participant”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Total Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Total Exposure exceeding the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base; subject, in the case of clause (ii), to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.05; and (b) to make a Tranche A Term Loan to the Company on the Effective Date in a principal amount not exceeding its Tranche A Term Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the applicable Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.17 to Lenders in respect of such Borrowings. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the lesser of entire unused balance of the Aggregate Revolving Commitment and the amount of Availability or that is equal to the amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative

Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Tranche A Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $75,000,000 or (ii) the Aggregate Revolving Total Exposure exceeding the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, on the day of the proposed Swingline Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Murphy USA and the Borrowers deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company and, if the Borrowing Request is made by a Loan Party other than the Company, the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other Person on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Company and the Revolving Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Company, on behalf of all Revolving Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Loan Document Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses described in Section 9.03) and other sums payable under the Loan Documents (any such Loans are herein referred to as “Protective Advances”); provided, that the aggregate amount of Protective Advances outstanding at any time shall not exceed $45,000,000; provided further, that the making of any such Loan shall not cause the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure to exceed the Aggregate Revolving Commitment. Protective Advances may be made even when a Default exists or the conditions precedent set forth in Section 4.02 are not otherwise satisfied. The Protective Advances shall be secured by the Liens created by the Security Documents and shall constitute Loan Document Obligations. All Protective Advances shall be ABR Borrowings. Without affecting Protective Advances already made, the Administrative Agent’s authorization to make future Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make Revolving Loans to repay any Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.05(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent and applied in respect of such Protective Advance.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any Subsidiary), denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.13(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the applicable Borrower. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $200,000,000 and (ii) the Aggregate Revolving Total Exposure will not exceed the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal. In the event the Revolving Maturity Date shall be extended as provided in Section 2.23, Letters of Credit with expiry dates beyond the original Revolving Maturity Date will be limited to the amount of the Revolving Commitments that shall have been extended beyond that date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Murphy USA and the Borrowers deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Administrative Agent or the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 1:30 p.m., New York City time, on such Business Day or (ii) otherwise, 1:30 p.m., New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that, if the amount of such LC Disbursement is equal to or greater than the applicable borrowing minimum set forth in Section 2.02(c), the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from such Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (i) or (j) of Article VII. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.12(b), 2.12(c) or 2.21. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.12(b) or 2.12(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that, after giving effect to such return, the Aggregate Revolving Total Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.21, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.13(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04 and Protective Advances shall be made as provided in Section 2.05. The Administrative Agent will make any Loan available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to an account of such Borrower or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), to the Issuing Bank specified by the applicable Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to ABR Revolving Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to Murphy USA or any Borrower, or if any other Event of Default has occurred and is continuing and the

Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) each of the Revolving Commitments and the Tranche A Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on September 30, 2013, if the Effective Date shall not have occurred by such time, (ii) the Revolving Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Revolving Maturity Date, (iii) the Tranche A Term Commitments shall automatically terminate immediately following the making of the Tranche A Term Loans on the Effective Date, and (iv) each Class of Commitments established pursuant to Section 2.23 or 2.24 shall terminate at the time specified therefor in the applicable Extension Agreement or Refinancing Facility Agreement.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans, Swingline Loans or Protective Advances in accordance with Section 2.12, (A) the Aggregate Revolving Total Exposure would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Maturity Date, (ii) to the Administrative

Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.11, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to such Borrower on the earlier of the Revolving Maturity Date and the fifth Business Day after such Swingline Loan is made, and (iv) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Revolving Maturity Date and demand by the Administrative Agent in respect of such Protective Advance; provided that on each date that a Revolving Borrowing is made by any Borrower, such Borrower shall repay all its Swingline Loans on the date such Borrowing is made.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of any Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each Borrower with respect to such Class shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) On each Business Day while a Cash Dominion Period is in effect, the Administrative Agent shall (except as provided in clause (ii) of Section 2.19(g)) apply all funds credited to the ABL Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any Protective Advances that may be outstanding, second, to prepay the Swingline Loans, third, to prepay the Revolving Loans and, fourth, to cash collateralize outstanding LC Exposure in the manner provided in Section 2.06(i). For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 4.02.

SECTION 2.11. Amortization of Term Loans. (a) The Borrower shall repay Tranche A Term Borrowings on the first anniversary of the Effective Date, and on each date thereafter that is three months after the most recent such payment, in an amount for each such date equal to 10% of the amount of the Tranche A Term Loans made on the Effective Date (as such amounts may be adjusted pursuant to paragraph (c) of this Section):

(b) To the extent not previously paid, (i) all Tranche A Term Borrowings shall be due and payable on the Tranche A Term Maturity Date and (ii) all the Term Borrowings of each Class of Term Loans established pursuant to Section 2.23 or 2.24 shall be due and payable on the Maturity Date established therefor in the applicable Extension Agreement or Refinancing Facility Agreement.

(c) Any prepayment of a Tranche A Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Tranche A Term Borrowings to be made pursuant to this Section ratably based on the amount of such scheduled repayments. Any prepayment of any Class of Term Loans established pursuant to Section 2.23 or 2.24 shall be applied to reduce the subsequent scheduled repayments of the Loans of such Class as shall be specified in the applicable Extension Agreement or Refinancing Facility Agreement.

(d) Prior to any repayment of any Term Borrowings of any Class under this Section, the applicable Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.12. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) If at any time (i) the Aggregate Revolving Exposure exceeds the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base, or (ii) the Aggregate Revolving Total Exposure exceeds the Aggregate Revolving Commitment, then in each case the Borrowers shall, until the amount of such excess shall have been eliminated, first, prepay any Protective Advances that may be outstanding, second, prepay the Swingline Loans, third, prepay the Revolving Loans and, fourth, cash collateralize outstanding LC Exposure in the manner provided in Section 2.06(i).

(c) In the event and on each occasion that, during any Cash Dominion Period, any Net Proceeds are received by or on behalf of any Loan Party in respect of any ABL Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received, apply such Net Proceeds as follows until all such Net Proceeds shall have been so applied or all the Revolving Total Exposure shall have been prepaid or cash collateralized: first, to prepay any Protective Advances that may be outstanding, second, to prepay the Swingline Loans, third, to prepay the Revolving Loans and, fourth, to cash collateralize outstanding LC Exposure in the manner provided in Section 2.06(i).

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of Murphy USA, the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings in an amount equal to such Net Proceeds (or, in the case of any Prepayment Event in respect of the Equity Interests in, or any assets of, any Ethanol Subsidiary, in an amount equal to 50% of such Net Proceeds); provided that if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 180 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Company or the other Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period (or within a period of 90 days thereafter if by the end of such initial 180-day period the Company or one or more other Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(e) In the event and on each occasion that, as a result of the receipt of any cash proceeds by Murphy USA, the Company or any other Subsidiary in connection with any sale, transfer, lease or other disposition of any asset or any other event, Murphy USA, the Company or any other Loan Party would be required by the terms of the Senior Note Documents (or any Refinancing Indebtedness in respect thereof) or any Subordinated Indebtedness to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any Senior Notes (or such Refinancing Indebtedness) or any Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Company shall (i) prepay Term Borrowings or (ii) acquire assets in one or more transactions permitted hereby, in each case in an amount that would be needed to eliminate such requirement.

(f) Prior to any optional or mandatory prepayment of Borrowings under this Section, the applicable Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the applicable Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Term Loans of any Class other than the Tranche A Term Loans may be applied to other Term Borrowings as provided in the applicable Extension Agreement or Refinancing Facility Agreement.

(g) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender and Protective Advances shall be disregarded for such purpose).

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in the Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Revolving Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of such Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee with respect to Letter of Credit issued by it for the account of such Borrower, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) for the account of such Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Revolving Borrowing (including each Swingline Loan) and each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Revolving Rate. The Loans comprising each ABR Term Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Term Rate.

(b) The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Revolving Rate. The Loans comprising each Eurocurrency Term Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Term Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Company and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by a Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Revolving Rate or Applicable Term Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. The Company shall also compensate each Term Lender for the loss, cost and expense attributable to any failure by the Company to deliver a timely Interest Election Request with respect to a Eurocurrency Term Loan. A certificate of any Lender delivered to the Company and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall not be obligated to indemnify such Recipient pursuant to this Section 2.18 in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) written demand therefor has not been made by such Recipient within 180 days from the date on which such Recipient knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued after a Loan Party has indemnified or paid any additional amount pursuant to this Section 2.18 or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Recipient. After a Recipient learns of the imposition of Indemnified Taxes or Other Taxes, such Recipient will act in good faith to promptly notify the Loan Parties of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A),

(ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing: (A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (in cash or applied as an offset against another cash Tax liability of such party) of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section, the term “Lender” shall include any Issuing Bank and the term ‘applicable law’ includes FATCA.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties (or as required in Section 2.10(d) or Section 2.19(g) if such Section then applies).

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(b), 2.06(d), 2.06(f), 2.07(b), 2.18(e), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(d), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Secured Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the applicable Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

(g) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the ABL Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(d)) or (ii) at a time when an Event of Default has occurred and is continuing if the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably:

first, to pay any fees, indemnities, expense reimbursements or other amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Secured Hedging Agreement Obligations),

second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Secured Hedging Agreement Obligations),

third, to pay interest due in respect of the Protective Advances,

fourth, to pay the principal of the Protective Advances,

fifth, to pay interest then due and payable on the Revolving Loans (other than the Protective Advances) ratably,

sixth, to prepay principal on the Revolving Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably,

seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Loan Document Obligations,

eighth, to payment of any amounts owing with respect to Banking Services Obligations,

ninth, to payment of any amounts owing with respect to Secured Hedging Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.26,

tenth, to pay interest then due and payable on the Term Loans, ratably,

eleventh, to prepay principal on the Term Loans, ratably, with the amount of such prepayment being applied to installments of the Term Loans in accordance with Section 2.11, and twelfth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, or (v) any Revolving Lender has failed to agree to be an Extending Lender in respect of any Extension Offer with respect to which a Majority in Interest of the Revolving Lenders (giving effect to the approval of any Lenders that will agree to replace Revolving Lenders that are not Extending Lenders) shall have granted their consent, then the

Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.18) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, in circumstances where its consent would be required under Section 9.04, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal) or the applicable Borrowers (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law, (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected, and (F) in the case of any such assignment and delegation resulting from the failure to become an Extending Lender, the assignee shall have become an Extending Lender and the applicable Extension Permitted Amendment will become effective substantially contemporaneously with such assignment and delegation. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Supermajority Lenders, a Majority in Interest of any Class or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure, LC Exposure or Protective Advance exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure of such Defaulting Lender (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)), the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(f)) and such Defaulting Lender’s Applicable Percentage of the outstanding Protective Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Total Exposures after giving effect to such reallocation would not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Applicable Percentage of any Protective Advances that may be outstanding that has not been reallocated, (B) second, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (C) third, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Company in accordance with Section 2.21(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following July 26, 2013, and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Murphy USA and the applicable Borrower or the applicable Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Murphy USA, the Company, the Swingline Lender and each Issuing Bank each agree (such agreement not to be unreasonably withheld or delayed) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, the LC Exposure and the participations in the Protective Advances of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.22. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment, during the Revolving Availability Period, of Incremental Revolving Commitments, provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder during the term of this Agreement shall not exceed $200,000,000. Each such notice shall specify (i) the date on which the Company proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of the Incremental Revolving Commitments, being requested (it being agreed that (A) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (B) any Person that the Company proposes to become an Incremental Revolving Lender, if such Person is not then a Revolving Lender, must be an Eligible Assignee and must be approved by the Administrative Agent, each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld)).

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that, if the Company determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as the case may be; provided further that the Company, at its election, may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments.

(c) The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Murphy USA, the Borrowers, each Incremental Revolving Lender providing such Incremental Revolving Commitments, the Administrative Agent, each Issuing Bank and the Swingline Lender; provided that no Incremental Revolving Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments (and assuming that the full amount of such Incremental Revolving Commitments shall have been funded as Loans on such date), no Default shall have occurred and be continuing

(disregarding any Default that would arise as a result of any portion of the assumed Borrowings on such date exceeding the Borrowing Base then in effect), (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) the Borrowers shall make any payments required to be made pursuant to Section 2.17 in connection with such Incremental Revolving Commitments and the related transactions under this Section and (iv) Murphy USA and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Lender shall be deemed to be a “Lender” (and a Lender in respect of Revolving Commitments and Revolving Loans) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Revolving Commitments and Revolving Loans) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Revolving Commitments and Revolving Loans) hereunder and under the other Loan Documents, and (ii) (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure and the Revolving Total Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such

Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Revolving Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Incremental Revolving Commitments, the Borrowers shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in Borrowing Requests delivered by each Borrower that shall have any Existing Revolving Borrowings to the Administrative Agent in accordance with Section 2.03 (and each applicable Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) each applicable Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.17 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.22(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.22(e).

SECTION 2.23. Extension Offers. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company; provided that any Extension Offer relating to Revolving Commitments or Revolving Loans may only be made on an anniversary of the Effective Date (or on the next succeeding Business Day in the case of any anniversary that occurs on a day that is not a Business Day) and no more than two Extension Offers may be made in respect of Revolving Commitments. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by (i) in the case of an Extension Permitted Amendment in respect of any Class of Term Loans, Murphy USA, the Borrowers, each applicable Extending Lender and the Administrative Agent, and (ii) in the case of an Extension Permitted Amendment in respect of any Class of Revolving Commitments, Murphy USA, the Borrowers, each applicable Extending Lender, a Majority in Interest of the Revolving Lenders, each Issuing Bank, the Swingline Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, and (iii) Murphy USA and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable; and provided further that in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, the Company shall have the right to replace any Revolving Lender that does not agree to become an Extending Lender with an Eligible Assignee that will agree to be an Extending Lender as provided in Section 2.20(b).

SECTION 2.24. Refinancing Provisions for the Term Facility. (a) The Company may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Company (the “Refinancing Term Loans”); provided that each Refinancing Term Loan Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent.

(b) The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by Murphy USA, the Company, each Refinancing Term Lender providing such Refinancing Term Loan Commitment and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) Murphy USA and the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, and (iv) substantially concurrently with the effectiveness thereof, the Company shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.11(a) on a pro rata basis and, in the case of a prepayment of Eurocurrency Term Borrowings, shall be subject to Section 2.17).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Tranche A Term Maturity Date and (B) the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of the borrowing if such Refinancing Term Loans) of the Term Borrowings being refinanced thereby, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loan Commitment or Refinancing Term Loans of such Class, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loan Commitments or Refinancing Term Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with the Tranche A Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding Tranche A Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loan Commitments or Refinancing Term Loans of such Class and (ix) any financial covenant with which Murphy USA and the Borrowers shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Term Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Tranche A Term Commitments and the Tranche A Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” of loans and/or commitments hereunder. For the avoidance of doubt, each Lender may elect or decline, in its sole discretion, to become a Refinancing Term Lender.

SECTION 2.25. Additional Borrowing Subsidiaries and Subsidiary Guarantors. (a) Subject to paragraph (b) of this Section, on or after the Effective Date, the Company may designate any Domestic Subsidiary of the Company as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Joinder Agreement under which such Subsidiary becomes a Borrowing Subsidiary, executed by such Subsidiary and the Company, and upon such delivery, such Subsidiary shall for all purposes of this Agreement be a party to and a Borrowing Subsidiary under this Agreement. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate its right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to or Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder, unless the obligations of such Borrowing Subsidiary in respect of such Loan or Letter of Credit shall have been assumed by another Borrower. In the event that any Borrowing Subsidiary shall cease to be a Subsidiary, the Company will promptly execute and deliver to the Administrative Agent a Borrowing Subsidiary Termination terminating its status as a Borrowing Subsidiary, subject to the proviso in the immediately preceding sentence. Promptly following receipt of any Joinder Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

(b) Notwithstanding the preceding paragraph (a), no Subsidiary shall become a Borrowing Subsidiary if (i) it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or (ii) such Subsidiary is not a Domestic Subsidiary.

SECTION 2.26. Hedging Agreements. In addition to the notice and information required by the definition of Secured Hedging Agreement Obligations, each Lender or Affiliate thereof having any Hedging Agreement with any Loan Party or any Affiliate of a Loan Party the obligations in respect of which constitute Secured Hedging Agreement Obligations is authorized from time to time to deliver to the Administrative Agent, and the Administrative Agent is authorized from time to time to request from any such Lender or Affiliate thereof, a summary of the amounts due or to become due in respect of such Secured Hedging Agreement Obligations. The Administrative Agent shall be entitled to use the most recent information provided to it in determining the amounts to be applied in respect of such Secured Hedging Agreement Obligations pursuant to Section 2.19(g).

ARTICLE III

Representations and Warranties

Each of Murphy USA and the Company represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Murphy USA, the Company and each other Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by Murphy USA and the Company and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Murphy USA, the Company or the applicable Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or, in the case of filings relating to the consummation of the Spin-Off, substantially contemporaneously with the initial funding of Loans on the Effective Date will be obtained or made and are (or will so be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of Murphy Oil, Murphy USA, the Company, any Subsidiary or any other subsidiary of Murphy Oil, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon Murphy Oil, Murphy USA, the Company, any Subsidiary or any other subsidiary of Murphy Oil or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Murphy Oil, Murphy USA, the Borrower, any Subsidiary or any other subsidiary of Murphy Oil, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of Murphy USA, the Company or any other Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Murphy USA has heretofore furnished to the Lenders (i) its combined balance sheets as of December 31, 2012 and 2011 and the related combined statements of income and comprehensive income, cash flows and net investment as of and for each of the fiscal years ended December 31, 2012, 2011 and 2010, audited by and accompanied by the opinion of KPMG LLP, independent registered public accounting firm, and (ii) its combined balance sheet and the related combined statements of income and comprehensive income, cash flows and net investment as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Murphy USA, the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) Murphy USA has heretofore furnished to the Lenders its unaudited pro forma consolidated balance sheet as of March 31, 2013, and statements of income for the year ended December 31, 2012, and the three months ended March 31, 2013, prepared giving effect to the Spin-Off and the other Transactions as if the Spin-Off and the other Transactions had occurred, with respect to each such balance sheet, on the date thereof and, with respect to such other financial statements for each period, on the first day of such period. Such unaudited pro forma financial statements, and any other pro forma financial statements contained in the Form 10 (as amended prior to July 26, 2013) (i) have been prepared by the Company in good faith, based on the assumptions used to prepare the pro forma consolidated financial statements included in the Confidential Information Memorandum (which assumptions are believed by the Company on July 26, 2013 to be reasonable), (ii) are based on the best information available to the Company as of the date of delivery thereof after due inquiry and (iii) subject to clauses (i) and (ii) above, (A) accurately reflect all adjustments necessary to give effect to the Spin-Off and the other Transactions and (B) present fairly, in all material respects, subject to the qualifications described therein and in the accompanying notes, the pro forma financial position, results of operations and cash flows of Murphy USA, the Company and the Subsidiaries as of such dates and for such periods as if the Spin-Off and the other Transactions had occurred on each such date or at the beginning of each such period, as the case may be.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Confidential Information Memorandum, after giving effect to the Transactions, none of Murphy USA, the Company or any other Subsidiary has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d) Since December 31, 2012, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of Murphy USA, the Company and the other Subsidiaries, taken as a whole.

(e) Each of the projections of Murphy USA, the Company and the Restricted Subsidiaries for each fiscal quarter of the fiscal year ending December 31, 2013, and for each fiscal year to and including the fiscal year ending December 31, 2016, contained in the Confidential Information Memorandum or otherwise provided to any Lender prior to the Effective Date (the “Projections”) have been prepared in good faith based upon estimates and assumptions that were believed by Murphy USA and the Company to be reasonable at the time made and are believed by Murphy USA and the Company to be reasonable on the Effective Date, it being understood and agreed that the Projections are not a guarantee of financial or other performance and actual results may differ therefrom and such differences may be material.

SECTION 3.05. Properties. (a) Murphy USA, the Company and each other Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Murphy USA, the Company and each other Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by Murphy USA, the Company or any other Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by Murphy USA, the Company or any other Subsidiary is pending or, to the knowledge of Murphy USA, the Company or any other Subsidiary, threatened against Murphy USA, the Company or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Murphy USA, the Company or any other Subsidiary, threatened against or affecting Murphy USA, the Company or any other Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Murphy USA, the Company or any other Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any fact, incident, event or condition that could reasonably be expected to form the basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. (a) Murphy USA, the Company and each other Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) The Borrowers and the Subsidiaries are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Borrowers or any of the Subsidiaries, (b) to the knowledge of the Borrowers, any director, officer or employee of the Borrowers or any of the respective Subsidiaries or (c) any agent of the Borrowers or any of the Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.08. Investment Company Status. None of Murphy USA, the Company or any other Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Murphy USA, the Company and each other Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Murphy USA, the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Labor Matters. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

SECTION 3.11. Subsidiaries and Joint Ventures; Disqualified Equity Interests. (a) Schedule 3.11 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Murphy USA, the Company or any other Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Murphy USA, the Company or any other Subsidiary owns any Equity Interests, and identifies each Subsidiary Guarantor. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Murphy USA, the Company or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Company or any other Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

(b) As of the Effective Date, there are not any outstanding Disqualified Equity Interests in Murphy USA or in any Subsidiary.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of Murphy USA, the Company and the other Subsidiaries as of the Effective Date.

SECTION 3.13. Solvency. Immediately after the making of each Loan on the occasion of each Borrowing and the application of the proceeds thereof, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is conducted at the time of and is proposed to be conducted following the making of such Loan.

SECTION 3.14. Disclosure. Murphy USA and the Company have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Murphy USA, the Company or any other Subsidiary is subject, and all other matters known to Murphy USA or the Company, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Murphy USA, the Company or any other Subsidiary to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, each of Murphy USA and the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.15. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.16. Federal Reserve Regulations. None of Murphy USA, the Company or any other Subsidiary is engaged or will engage principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.17. Use of Proceeds. The Letters of Credit and all proceeds of the Loans shall be used in accordance with the provisions of Section 5.11.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Davis Polk & Wardwell LLP, counsel for the Loan Parties, and (ii) counsel for Murphy USA and the Borrowers in Delaware, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent shall reasonably have requested relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of each of Murphy USA and the Company, confirming compliance with the conditions set forth in the first sentence of paragraph (g) of this Section, in paragraphs (i), (j), (k), (m), (n), (o) and (q) of this Section and in paragraphs (a) and (b) of Section 4.02.

(e) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letters or any Loan Document.

(g) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate paragraph of this Section). The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of each of Murphy USA and the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or that such financing statements and Liens have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, terminated and released.

(h) The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

(i) There shall not have occurred since December 31, 2012, any event, condition or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of Murphy USA, the Company and their subsidiaries or on the business to be conducted by them.

(j) The Administrative Agent and the Lenders shall have received true and complete copies of the Distribution Agreement, the Tax Matters Agreement, the Trademark License Agreement and each other material Spin-Off Document. The terms of the Distribution Agreement shall be consistent in all material respects with the information set forth in the Form 10 as in effect on the Signing Date, and no term or condition of the Distribution Agreement or any other Spin-Off Document shall have been waived, amended or otherwise modified after the Signing Date in a manner material and adverse to the rights or interests of the Lenders without the prior approval of the Administrative Agent.

(k) All conditions to the Spin-Off set forth in the Form 10 and in the Distribution Agreement, each as in effect on the Signing Date (including, for the avoidance of doubt, the completion of the “Restructuring” (as such term is defined in the Distribution Agreement), shall have been, or shall substantially concurrently with the initial extension of credit hereunder on the Effective Date be, satisfied (or shall have been waived, amended or otherwise modified in a manner not material and adverse to the rights or interests of the Lenders), and the Stock Contribution, the Spin-Off, the issuance and sale of the Senior Notes and the release of the proceeds thereof to the Company shall have been, or substantially concurrently with the initial extension of credit hereunder on the Effective Date will be, consummated on terms consistent with applicable law and, in all material respects, with the information set forth in the Form 10 as in effect on the Signing Date and the pro forma financial statements described in Section 3.04 and the Projections. There shall not have been any material payment or distribution by Murphy USA, the Company or any other Subsidiary to Murphy Oil or any Affiliate thereof in connection with the Spin-Off other than the payment of the Murphy Oil Distribution and the Intercompany Settlements, and the assets, liabilities and capitalization of Murphy USA, the Company and the Subsidiaries after giving effect to the Murphy Oil Distribution, the Intercompany Settlements and all related transactions (including the principal amount of the Senior Notes and Term Loans and the amount of the Murphy Oil Distribution and the Intercompany Settlements) shall be consistent in all material respects with the pro forma financial statements described in Section 3.04 and the Projections.

(l) The Lenders shall have received copies of, and the Administrative Agent shall be reasonably satisfied with, (i) the solvency opinion delivered to the Board of Directors of Murphy Oil in connection with the Spin-Off and (ii) the Internal Revenue Service letter ruling and the legal opinion of Davis Polk & Wardwell LLP delivered to Murphy Oil as to the tax-free nature of the Spin-Off.

(m) Immediately after giving effect to the Transactions on the Effective Date, Murphy USA, the Company and the Subsidiaries shall have no Indebtedness, committed credit facilities, Guarantees, letters of credit, shares of preferred stock or other preferred Equity Interests or other material contingent obligations other than (i) the Revolving Commitments and the Revolving Loans and Letters of Credit outstanding thereunder and the Term Loans, (b) the Senior Notes, (c) letters of credit outstanding in reliance on Section 6.01(j) and (d) other Indebtedness and contingent obligations set forth or described in the Form 10 (as in effect on the Signing Date) as being outstanding after giving effect to the Transactions.

(n) There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the Transactions or on the business, assets, results of operations or financial condition of Murphy USA, the Company and the Subsidiaries or on the business to be conducted by them.

(o) All requisite Governmental Authorities and material third parties shall have approved or consented to the Transactions to the extent required (including a waiver of the requirements of Section 6.03 of Murphy Oil’s credit agreement dated as of June 14, 2011), all applicable notice or appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Spin-Off or the other Transactions.

(p) The Administrative Agent shall have completed or received, as the case may be, (a) a field examination satisfactory to the Administrative Agent of the accounts receivable, inventory and related assets of Murphy USA, the Company and the other Loan Parties and of related accounting, data processing and other matters, (b) an appraisal satisfactory to the Administrative Agent with respect to the inventory of the Loan Parties and (c) a Borrowing Base Certificate dated as of the Effective Date with respect to the most recent month the last day of which is not less than 15 Business Days prior to the Effective Date and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(q) The Borrowing Base Certificate delivered on the Effective Date shall show pro forma Availability after giving effect to the Transactions of not less than $250,000,000, and the Loan Parties shall have unrestricted domestic cash in an amount that, taken together with Availability, shall not be less than $275,000,000.

Notwithstanding the foregoing, if Murphy USA and the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Control Agreement (other than the Control Agreement with respect to the Concentration Account, which shall be in effect on the Effective Date) that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.14.

The Administrative Agent shall notify Murphy USA, the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on September 30, 2013 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, the Aggregate Revolving Total Exposure shall not exceed the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base.

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, Murphy USA and the Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraphs (a), (b) and (c) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.06(b).

SECTION 4.03. Initial Credit Event in Respect of Each Borrowing Subsidiary. The obligations of the Lenders to make Loans to and of the Issuing Bank to issue Letters of Credit for the account of each Borrowing Subsidiary not a party hereto on the date hereof shall be subject to the satisfaction of the following additional conditions precedent on the date of the initial Borrowing by or Letter of Credit issuance for such Borrowing Subsidiary:

(a) The Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Joinder Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) The Lenders shall have received all documentation and other information with respect to such Borrowing Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c) The Administrative Agent shall have received a copy of the Borrowing Subsidiary Joinder Agreement executed by such Borrowing Subsidiary and the Company.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, Murphy USA, the Company and each of the other Borrowers covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Murphy USA and the Company will furnish to the Administrative Agent, on behalf of each Lender (and the Administrative Agent shall promptly deliver to each Lender (which delivery may be made by posting on the Platform)):

(a) within 90 days after the end of each fiscal year of Murphy USA (or, so long as Murphy USA shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of Murphy USA for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and the related consolidated statements of income and comprehensive income, cash flows and stockholders’ equity as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Murphy USA and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Murphy USA (or, so long as Murphy USA shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of Murphy USA for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet as of the end of such fiscal quarter, the related and the related consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for such fiscal quarter and the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of Murphy USA as presenting fairly, in all material respects, the financial position, results of operations and cash flows of Murphy USA and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) as soon as available but in any event within 15 Business Days of the end of each calendar month, as of the last day of the preceding fiscal month, (or within 3 Business Days of the end of each week during the continuance of an Event of Default or during any period (i) commencing on any day when Availability has for three consecutive Business Days been less than the greater of (A) 20% of the lesser of (1) the Aggregate Revolving Commitment then in effect and (2) the Borrowing Base then in effect, and (B) $80,000,000, and (ii) ending after Availability has been greater than the amount set forth in clause (i) above for 30 consecutive calendar days; provided that if in any 12-month period weekly reporting shall have commenced three times, then such reporting shall on such third occasion continue until the later of (1) the first day after Availability has been greater than the amount set forth in clause (i) above for 30 consecutive calendar days and (2) the first day after the last day of such 12-month period) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(d) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of each of Murphy USA and the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11(determined as if a Covenant Period were then applicable) and 6.12, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of Murphy USA most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Consolidated Fixed Charge Coverage Ratio, the Secured Leverage Ratio or the Borrowing Base, specifying the nature of such change and the effect thereof on such calculations, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (v) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(e) within 90 days after the end of each fiscal year of Murphy USA, a completed Supplemental Perfection Certificate, signed by a Financial Officer of each of Murphy USA and the Company, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(f) not later than 30 days after the commencement of each fiscal year of Murphy USA, a detailed consolidated budget for such fiscal year (including projected consolidated balance sheets and related projected statements of income and cash flows as of the end of and for each fiscal quarter during such fiscal year and as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Murphy USA, the Company or any other Subsidiary with the SEC or with any national securities exchange, or distributed by Murphy USA to its shareholders generally, as the case may be;

(h) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Murphy USA or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Murphy USA or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Murphy USA or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Murphy USA or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Murphy USA, the Company or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b), (g) or (i) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, Murphy USA and the Company shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of each of Murphy USA and the Company.

SECTION 5.02. Notices of Material Events. Murphy USA and the Borrowers will furnish to the Administrative Agent (and the Administrative Agent shall promptly deliver to each Lender (which delivery may be made by posting on the Platform)) prompt written notice of the following:

(a) the occurrence of, or receipt by Murphy USA or any Borrower of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Murphy USA, the Company or any other Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Murphy USA, the Company or any other Subsidiary to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Murphy USA, the Company and the other Subsidiaries in an aggregate amount of $25,000,000 or more;

(d) the occurrence of any disposition of a Loan Party, or any disposition outside the ordinary course of business of, or any casualty or condemnation event affecting, assets reflected in the then-current Borrowing Base having a fair market value of $25,000,000 or more, and such notice shall include such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition; and

(e) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each of Murphy USA and the Company or the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. If any Subsidiary is formed or acquired after the Effective Date, Murphy USA and the Company will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Guarantor) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party

SECTION 5.04. Information Regarding Collateral; Deposit and Securities Accounts. (a) Murphy USA and the Company will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. Murphy USA and the Company agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Murphy USA and the Company will furnish to the Administrative Agent prompt written notice of the acquisition by any Loan Party of any other material assets after the Effective Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) Murphy USA and the Company will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

SECTION 5.05. Existence; Conduct of Business. Murphy USA, the Company and each other Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

SECTION 5.06. Payment of Obligations and Taxes. Murphy USA, the Company and each other Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Murphy USA, the Company or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. Murphy USA, the Company and each other Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Insurance. Murphy USA, the Company and each other Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Murphy USA, the Company and each other Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. Murphy USA, the Company and each other Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10. Compliance with Laws. Murphy USA, the Company and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans made on the Effective Date will be used solely for the payment, first, of fees and expenses payable in connection with the Transactions, and, second, to the extent of the remaining proceeds thereof and together with the proceeds of the Senior Notes to fund the Murphy Oil Distribution and Intercompany Settlements in connection with the Transactions. The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital and other general corporate purposes of Murphy USA, the Company and the other Restricted Subsidiaries. Letters of Credit will be issued only to support obligations of the Company and the Subsidiaries incurred in the ordinary course of business.

SECTION 5.12. Further Assurances. Murphy USA, the Company and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the

Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. Murphy USA and the Company will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Spin-Off Documents. Murphy USA, the Company and each other Subsidiary will comply with the Spin-Off Documents, except where failure to do so could not reasonably be expected to impair access to intellectual property rights, result in the Spin-Off being taxable to Murphy Oil or its shareholders or otherwise have a Material Adverse Effect.

SECTION 5.14. Control Agreements. (a) As promptly as practicable, and in any event within 90 days, after the Effective Date, Murphy USA, the Company and each other Loan Party will deliver all Control Agreements that would have been required to be delivered on the Effective Date but for the penultimate sentence of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

(b) The Loan Parties shall at all times on and after the 90th day following the Effective Date (subject to extension as agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”) (i) cause the available amount in each deposit account in which station receipts are deposited to be swept to the Concentration Account at the end of each Business Day (whether directly or through local concentration accounts that are in turn swept to the Concentration Account on such Business Day) and (ii) cause to be deposited directly into the Concentration Account (A) all payments in respect of Credit Card Receivables, (B) all proceeds of Accounts and (C) all cash swept from all deposit accounts in which station receipts are deposited.

SECTION 5.15. Field Examinations and Appraisals. (a) On not more than one occasion during any 12-month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice and during normal business hours, the Administrative Agent to conduct a field examination of the Collateral included in the Borrowing Base and related reporting and control systems. Notwithstanding the foregoing, if at any time Availability has for three consecutive Business Days been less than the greater of (A) 25% of the lesser of (1) the Aggregate Revolving Commitment then in effect and (2) the Borrowing Base then in effect, and (B) $100,000,000, two field examinations shall be permitted during the 12-month period commencing on such third Business Day; provided that, if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations but the number or frequency of field examinations shall be at the Permitted Discretion of the Administrative Agent. For purposes of this Section 5.15, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. All such field examinations by the Administrative Agent shall be at the sole expense of the Loan Parties.

(b) On not more than one occasion during any 12-month period, at the request of the Administrative Agent, the Loan Parties will provide the Administrative Agent with an appraisal (or update thereof) of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisal and update to include, without limitation, information required by applicable law and regulations. Notwithstanding the foregoing, if at any time Availability has for three consecutive Business Days been less than the greater of (A) 25% of the lesser of (1) the Aggregate Revolving Commitment then in effect and (2) the Borrowing Base then in effect, and (B) $100,000,000 the Administrative Agent shall be permitted to request, and the Loan Parties will provide, two appraisals (or updates thereof) during the 12-month period commencing on such third Business Day; provided that, if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of appraisals (or updates thereof) but the number or frequency of appraisals (or updates thereof) shall be at the Permitted Discretion of the Administrative Agent. For purposes of this Section 5.15, it is understood and agreed that a single appraisal (or update thereof) may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. All such appraisals and updates thereof shall be at the sole expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, Murphy USA, the Company and each of the other Borrowers covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. None of Murphy USA, the Company or any other Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) the Senior Notes, the Guarantees thereof by Murphy USA, the Company and the other Subsidiary Guarantors, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not in excess of $500,000,000;

(c) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(d) Indebtedness of any Subsidiary to Murphy USA, the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than Murphy USA, the Company or any other Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement and (D) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(e) Guarantees incurred in compliance with Section 6.04;

(f) Indebtedness of the Company or any other Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (ii) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (f) shall not at any time exceed $10,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither Murphy USA nor any Subsidiary (other than such Person or any special purpose merger Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not at any time exceed $10,000,000;

(h) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(i) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Murphy USA or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature, which obligations in each case shall not be secured except by any Lien incurred in reliance on Section 6.02(a)(xi);

(j) Indebtedness in respect of the letters of credit outstanding on the date hereof and set forth on Schedule 6.01(j) and Refinancing Indebtedness in respect thereof;

(k) Indebtedness of the Company or any other Subsidiary in the form of purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04; and

(l) Other unsecured Indebtedness of Murphy USA, the Company or any Subsidiary so long as at the time of the incurrence thereof and giving pro forma effect thereto in accordance with Section 1.04(b), (i) no Event of Default shall have occurred and be continuing and (ii) the aggregate principal amount of the Indebtedness outstanding at any time in reliance on this clause (l) shall not exceed $100,000,000; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties outstanding at any time in reliance on this clause (l) shall not exceed $10,000,000.

SECTION 6.02. Liens. (a) None of Murphy USA, the Company or any other Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of Murphy USA, the Company or any other Subsidiary existing on the date hereof and set forth on Schedule 6.02 (including any Lien that attaches by law to the proceeds thereof); provided that (A) such Lien shall not apply to any other asset of Murphy USA, the Company or any other Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(c) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Company or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Murphy USA, the Company or any other Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property (1) of Murphy USA, the Company or any Subsidiary other than the acquired Subsidiary and its Subsidiaries or (2) to which such requirement would not have applied but for such acquisition)) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Company or any other Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(f) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of Murphy USA, the Company or any other Subsidiary (other than accessions and additions thereto and the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any single Person with respect to the financing of more than one purchase of fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any other Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) Liens on cash collateral securing obligations (A) in respect of letters of credit permitted under Section 6.01(j) and (B) under Hedging Agreements entered into by Ethanol Subsidiaries to hedge corn prices;

(x) Liens on assets of Foreign Subsidiaries securing Indebtedness or other obligations of such Subsidiaries permitted under Section 6.01; and

(xi) other Liens on assets of the Company or any other Subsidiary (other than Collateral and intellectual property licensed under the Collateral Agreement) securing Indebtedness or other monetary obligations; provided that the sum, without duplication, of (A) the principal amount of the Indebtedness and other monetary obligations secured by such Liens and (B) the Attributable Indebtedness in respect of outstanding Sale/Leaseback Transactions permitted under Section 6.06 shall at no time exceed $10,000,000.

(b) Notwithstanding the foregoing, (i) none of the Liens permitted by Section 6.02(a) may at any time attach to any Loan Party’s (A) Accounts, other than those permitted under clause (a) or (k) of the definition of Permitted Encumbrances and Section 6.02(a)(i) or (iv) or (B) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and Section 6.02(a)(i) or (iv) and (ii) none of Murphy USA, the Company or any other Subsidiary shall create, incur, assume or permit to exist any Liens securing Indebtedness on any retail sales establishments or other fixed assets owned by Domestic Subsidiaries or on Equity Interests in the Company or any other Subsidiary other than as permitted by Section 6.02(a) (iv) or (v).

SECTION 6.03. Fundamental Changes; Business Activities. (a) None of Murphy USA, the Company or any other Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person (other than the Company or another Subsidiary) may merge into Murphy USA in a transaction in which Murphy USA is the surviving corporation, (ii) any Person (other than Murphy USA) may merge into the Company in a transaction in which the Company is the surviving corporation, (iii) any Person (other than Murphy USA or the Company) may merge or consolidate with any Subsidiary (other than the Company) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iv) any Subsidiary (other than the

Company) may merge into or consolidate with any Person (other than Murphy USA or the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (v) any Subsidiary (other than the Company) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.

(b) None of Murphy USA, the Company or any other Subsidiary will engage to any material extent in any business other than businesses of the type conducted by Murphy USA, the Company and the other Subsidiaries on the date hereof and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of Murphy USA, the Company or any other Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Murphy USA and the Subsidiaries, taken as a whole, except:

(a) Permitted Investments;

(b) Investments existing on the date hereof in Subsidiaries;

(c) other Investments existing on the date hereof and set forth on Schedule 6.04 (but not any additions thereto made after the date hereof);

(d) investments by Murphy USA, the Company and the other Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (c) above and up to an additional $20,000,000 for Investments in Ethanol Subsidiaries (including by Guarantee) to satisfy obligations under corn price Hedging Agreements) shall not exceed $10,000,000 at any time outstanding;

(e) loans or advances made by Murphy USA, the Company or any other Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(d) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(f) Guarantees by Murphy USA, the Company or any other Subsidiary of Indebtedness or other obligations of Murphy USA, the Company or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above;

(g) Investments held by any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Investments of any Person that are acquired by any Subsidiary as part of an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that such Investments exist at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(j) Investments by Murphy USA, the Company or any other Subsidiary that result solely from the receipt by Murphy USA, the Company or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(k) Investments in the form of Hedging Agreements permitted under Section 6.07;

(l) payroll, travel and similar advances to directors and employees of Murphy USA or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Murphy USA or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(m) loans or advances to directors and employees of Murphy USA or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $10,000,000;

(n) Permitted Acquisitions;

(o) without duplication of amounts paid pursuant to Section 6.08(b)(vi), other Investments with amounts that could otherwise have been paid as Restricted Payments under Section 6.08(a)(viii);

(p) Investments and acquisitions made as part of the Transactions; and

(q) other Investments and acquisitions in an aggregate amount outstanding at any time not to exceed $10,000,000.

SECTION 6.05. Asset Sales. None of Murphy USA, the Company or any other Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to Murphy USA, the Company or any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a) sales, transfers, leases and other dispositions in the ordinary course of business of inventory or used or surplus equipment or of cash and Permitted Investments;

(b) sales in the ordinary course of business of immaterial assets, including individual retail sales establishments and terminals;

(c) sales, transfers, leases and other dispositions to Murphy USA, the Company or any other Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(d) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(e) dispositions of assets subject to any casualty or condemnation proceeding (including dispositions in lieu of condemnation);

(f) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) sales, transfers, leases and other dispositions made as part of the Transactions;

(h) sales, transfers, leases and other dispositions made as part of the Calumet Transaction;

(i) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $30,000,000 during any fiscal year of Murphy USA, and (ii) all sales, transfers, leases and other dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration; and

(j) sales of the Equity Interests in or assets of any Ethanol Subsidiary.

Notwithstanding the foregoing, other than dispositions to the Company or another Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such sale, transfer or other disposition of any Equity Interests in any Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by Murphy USA and the Subsidiaries and (ii) immediately after giving effect to such transaction, Murphy USA and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06. Sale/Leaseback Transactions. None of Murphy USA, the Company or any other Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) either (i) such Sale/Leaseback Transaction relates to a fixed or capital asset, is made for cash consideration in an amount not less than the fair value of such asset and is consummated within 90 days after the Borrower or a Subsidiary acquires or completes the construction of such asset or (ii) after giving effect to such Sale/Leaseback Transaction, the sum, without duplication of (A) the Attributable Indebtedness in respect of outstanding Sale/Leaseback Transactions permitted under this clause (c)(ii) and (B) the principal amount of the Indebtedness and other monetary obligations secured by Liens permitted under Section 6.02(a)(x) shall at no time exceed $10,000,000.

SECTION 6.07. Hedging Agreements. None of Murphy USA, the Company or any other Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Murphy USA, the Company or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of Murphy USA, the Company or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Murphy USA, the Company or any other Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) None of Murphy USA, the Company or any other Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) Murphy USA may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to Murphy USA and the Subsidiaries), (iii) Murphy USA may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) Murphy USA may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Murphy USA, (v) Murphy USA may make Restricted Payments, not exceeding $30,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of Murphy USA, the Company and the other Subsidiaries, (vi) Murphy USA may declare and pay dividends with respect to its Equity Interests payable in cash, not exceeding $10,000,000 in the aggregate for any fiscal year, (vii) the Company may pay the Murphy Oil Distribution and make any Intercompany Settlements and (viii) Murphy USA may make additional Restricted Payments in cash so long as at the time of declaration (in the case of a dividend) or payment (in all other cases) (A) no Default shall have occurred and be continuing and (B) after giving effect to such Restricted Payment, and any related incurrence of Indebtedness, on a pro forma basis in accordance with Section 1.04(b), (1) Availability shall exceed the greater of (x) 25% of the lesser of the aggregate Revolving Commitments and the Borrowing Base and (y) $100,000,000, and (2) Murphy USA and the Company shall be in compliance with the covenant set forth in Section 6.11 (determined as if a Covenant Period were then applicable) and, if any Term Loans shall be outstanding, Section 6.12 (calculated as of the last day of, or for, the period of four consecutive fiscal quarters of Murphy USA then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first such delivery, as of, or for, such period ended on June 30, 2013).

(b) None of Murphy USA, the Company or any other Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than intercompany Indebtedness), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Indebtedness (other than Disqualified Equity Interests and intercompany Indebtedness), except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(v) payments of or in respect of Indebtedness made solely with Equity Interests in Murphy USA (other than Disqualified Equity Interests);

(vi) without duplication of amounts paid pursuant to Section 6.04(o), payments of Indebtedness in amounts that could have been paid as Restricted Payments under Section 6.08(a)(viii); and

(vii) the Intercompany Settlements.

SECTION 6.09. Transactions with Affiliates. None of Murphy USA, the Company or any other Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to Murphy USA, the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by Murphy USA of Equity Interests (other than Disqualified Equity Interests), (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Murphy USA, the Company or any other Subsidiary entered in the ordinary course of business and (f) the Transactions and the other transactions and Investments permitted under clauses (d), (e), (f), (k) and (l) of Section 6.04.

SECTION 6.10. Restrictive Agreements. None of Murphy USA, the Company or any other Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Murphy USA, the Company or any other Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Murphy USA, the Company or any other Loan Party or to Guarantee Indebtedness of Murphy USA, the Company or any other Loan Party; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions imposed by the Senior Notes Documents as in effect on the date hereof, (C) restrictions and conditions imposed by any other Indebtedness permitted under Section 6.01, including any Refinancing Indebtedness in respect of the Senior Notes permitted under Section 6.01(b), provided that the restrictions and conditions imposed by any such Indebtedness are not less favorable to the Lenders than the restrictions and conditions imposed by the Senior Notes Documents, (D) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (E) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder and (F) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(f) or (g) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(g) (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, and (B) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01, provided that such restrictions and conditions apply only to Foreign Subsidiaries. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11. Consolidated Fixed Charge Coverage Ratio. During any period (each, a “Covenant Period”) (a) commencing on any day when Availability has for three consecutive Business Days been less than the greater of (i) 17.5% of the lesser of (A) the Aggregate Revolving Commitment then in effect and (B) the Borrowing Base then in effect, and (ii) $70,000,000, and (b) ending after Availability has been greater than the amount set forth in clause (a) above for 30 consecutive calendar days, the Loan Parties will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period (commencing with the Test Period ended most recently prior to the commencement of the Covenant Period for which financial statements shall have been delivered) to be less than 1.00 to 1.00.

SECTION 6.12. Secured Leverage Ratio. Murphy USA and the Company will not permit the Secured Leverage Ratio at any time when any Term Loan is outstanding to be greater than 4.50 to 1.00.

SECTION 6.13. Fiscal Year. Murphy USA and the Company will not, and will not permit any other Subsidiary to, change its fiscal year to end on a date other than December 31.

SECTION 6.14. Anti-Corruption Laws. No Borrowing will be made or Letter of Credit issued, and no proceeds of any Borrowing will be used, (A) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of applicable Anti-Corruption Laws, (B) for the purpose of financing the activities of any Sanctioned Person or (C) in any manner that would result in the violation of Sanctions by any party hereto.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of Murphy USA, the Company or any other Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) Murphy USA or the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05 (with respect to the existence of Murphy USA, the Company or any other Borrower), 5.11 or 5.14 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(c), and such failure shall continue unremedied for a period of five Business Days (or two Business Days at any time when the parenthetical in Section 5.01(c) is applicable), or (ii) any Loan

Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) Murphy USA, the Company or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate such Material Indebtedness or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Murphy USA, the Company or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Murphy USA, the Company or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Murphy USA, the Company or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Murphy USA, the Company or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Murphy USA, the Company or any other Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article;

(k) Murphy USA, the Company or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Murphy USA, the Company, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Murphy USA, the Company or any other Subsidiary to enforce any such judgment;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement;

(n) any material provision of any Loan Document or any Guarantee purported to be created under any Loan Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Murphy USA, the Company or any other Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Murphy USA and the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Murphy USA, the Company and each other Borrower; and in the case of any event with respect to Murphy USA, the Company or any other Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Murphy USA, the Company and each other Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Neither the Company nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Murphy USA, the Company or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Murphy USA, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Murphy USA, any other Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrowers or any Lender as a result of, any such determination of the Revolving Total Exposure, Availability, the Borrowing Base or the component amounts of any thereof. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by Murphy USA and the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Murphy USA, the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations or agreement in respect of Banking Services will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document except as expressly provided in the Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or agreement in respect of Banking Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.13, 2.14, 2.16, 2.17, 2.18 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Murphy USA, the Company or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Murphy USA, the Company or any Borrower, to the Company at 200 Peach Street, El Dorado, Arkansas 71730, Attention of [            ] (Fax No. [            ]), with a copy to the Company at 200 Peach Street, El Dorado, Arkansas 71730, Attention of [            ] (Fax No. [            ]);

(ii) if to the Administrative Agent or to the Swingline Agent, to JP Morgan Chase Bank, N.A., Mailcode: IL1 1190, 10 S. Dearborn, 22nd Floor, Chicago, IL 60603, Attention of CBC Operations (Fax No. [            ]), with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 9th Floor, Dallas, TX 75201, Attention of [            ] (Fax No. [            ]);

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Murphy USA and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, Murphy USA or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Murphy USA and the Company agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.22, 2.23, 2.24 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Murphy USA, the Company and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Murphy USA, the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any

Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall:

(A) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02),

(B) increase any Commitment of any Lender without the written consent of such Lender,

(C) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Secured Leverage Ratio”), without the written consent of each Lender affected thereby,

(D) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.11, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(E) change Section 2.19(b), 2.19(c) or 2.19(g) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender,

(F) change any of the provisions of this Section or the percentage set forth in the definition of the term “Majority in Interest,” “Required Lenders”, “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (including, for the avoidance of doubt, any provision requiring the consent of “each Lender”), without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” or “Supermajority Lenders” may be amended to include references to any new class of loans or commitments created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders,

(G) release Murphy USA, the Company or all or substantially all the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement and except for any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the types of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee,

(H) release all or substantially all the Collateral from the Liens of the Security Documents, or subordinate any such Liens, in each case, without the written consent of each Lender (except as expressly provided in Section 9.14 and except for any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the types of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents,

(I) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class,

(J) change the definition of “Borrowing Base” or any of the component definitions thereof, or increase any advance rate used in computing the Borrowing Base, or add any new asset class to the Borrowing Base, in each case that could result in increased borrowing availability, without the written consent of the Supermajority Lenders, or

(K) change the definition of “Eligible Assignee” without the written consent of each Lender;

provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or such Loan Document of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Murphy USA, the Company

(and, in the case of any other Loan Document, the other Loan Parties party thereto) and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (B), (C) or (D) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Murphy USA and the Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing (which, in the case of the preparation, negotiation, execution, delivery and administration of the Loan Documents, shall be limited to a single counsel for the Arrangers and the Administrative Agent), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with field examinations and appraisals conducted in connection with the establishment of the credit facilities provided for herein or provided for in the Loan Documentation and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Murphy USA and the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Documentation Agents, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by Murphy USA, the Company, any other Subsidiary or any Affiliate (or Person that was formerly an Affiliate) of any of them, or any other Environmental Liability related in any way to Murphy USA, the Company, any other Subsidiary or any Affiliate (or Person that was formerly an Affiliate) of any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that Murphy USA and the Borrowers fail indefeasibly to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Total Exposures, unused Revolving Commitments and, except for purposes of the immediately preceding proviso, the outstanding Term Loans and unused Term Commitments, in each case, at the time (or most recently outstanding and in effect).

(d) To the fullest extent permitted by applicable law, neither Murphy USA nor any Borrower shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Murphy USA, the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Murphy USA, the Company or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this

Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent, the Documentation Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment of a Term Loan or Term Commitment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D) the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000 unless each of the Company and the

Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Banks and the Lenders

may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i)Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Murphy USA, the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Murphy USA and the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, the Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or 2.06(f). The provisions of Sections 2.16, 2.17, 2.18, 2.19(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or any Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the

Administrative Agent and the Administrative Agent shall have received counterparts hereof (including by release of such signature pages from escrow) that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of Murphy USA or any Borrower against any of and all the obligations then due of Murphy USA or any other Loan Party now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of Murphy USA or such Borrower are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of Murphy USA and the Borrowers hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its

Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of Murphy USA and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Murphy USA, the Company or any other Subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Murphy USA or any Borrower. For purposes of this Section, “Information” means all information received from Murphy USA or the Borrowers relating to Murphy USA, the Company or any other Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Murphy USA or the Borrowers; provided that, in the case of information received from Murphy USA or the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on either Arranger or the Administrative Agent, such parties may disclose Information as provided in this Section 9.12

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. A Subsidiary Loan Party (other than a Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Murphy USA, the Company or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16. No Fiduciary Relationship. Each of Murphy USA and the Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Murphy USA, the Company, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arranger, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Murphy USA, the Borrowers and their Affiliates, and none of the Administrative Agent, the Arranger, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to Murphy

USA, the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each of Murphy USA and the Borrowers hereby waive and release any claims that it or any of its Affiliates may have against the Administrative Agent, the Arranger, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Murphy USA, any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to Murphy USA, the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) Murphy USA, the Borrowers and each Lender acknowledge that, if information furnished by Murphy USA or any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Murphy USA or any Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if Murphy USA or the applicable Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. Each of Murphy USA and each of the Borrowers agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Murphy USA or such Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Murphy USA or any Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MURPHY USA INC.,

by
Name:
Title:

MURPHY OIL USA INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF MURPHY OIL USA INC.

Name of Institution:

by
Name:
Title:

For any Lender requiring a second signature block:

by
Name:
Title:

By delivering this signature page to the Administrative Agent, the signatory also authorizes the Administrative Agent to execute on its behalf the Escrow Agreement heretofore posted for Lenders and agrees to the terms of such Escrow Agreement.

Schedule 1.01

Existing Letters of Credit

None.

.

Schedule 3.11

Subsidiaries and Joint Ventures

591 Beverage, Inc.	Nebraska
864 Holdings, Inc.	Delaware
864A Beverage, Inc.	Texas
Hankinson Holding, LLC	Delaware
Hankinson Renewable Energy, LLC	Delaware
Hereford Renewable Energy, LLC	Delaware
Murphy Oil Trading Company (Eastern)	Delaware
Spur Oil Corporation	Delaware
Superior Crude Trading Company	Delaware

Schedule 3.12

Insurance

Insurance Carrier	Type of Coverage	Policy Number
Liability Insurance
Primary Casualty
Liberty Mutual	Auto Liability—All States	AS2641444109033
Liberty Mutual	General Liability	TB2641444109043
Liberty Mutual	Workers’ Compensation	WA764D444109013
Liberty Mutual	Employers’ Liability	WA764D444109013
North Dakota State Fund	Workers’ Compensation—North Dakota	1063759
Ohio State Fund	Workers’ Compensation—Ohio	1325769
Washington State Fund	Workers’ Compensation—Washington	603103538
ACE	Environmental Liability Insurance—Terminals/Retail	PPLG27270219001
Chubb	Environmental Liability Insurance—WalMart Stations	37312189
XL	Environmental Liability Insurance—Meridian	PEC0038326/PEC0035327
CVStarr	Marine Terminal/Charterers Liability	MASILHS00091013
AIG	Cyber Liability	23063705

Excess Liabilities (including Sudden and Accidental Pollution)
AIG		80775652
ACE		G25910588
XL		XLUMB1282947
OCIL		U9203230613
Endurance		ELD10004013600

Executive/Professional Liability
TBD	D & O Liability; Corp. Reimbursement	TBD
$50MM is Side A—Directors Only
AIG	Fiduciary Liability	TBD
AIG	Employment Practices	13578228

Property Damage Insurance
Lloyds of London	Ocean Marine Cargo—Crude, Ethanol Rail	BO753PC1309679000

Travelers Companies	Office Property ( El Dorado Offices)	P6308A244426TIL12*

AIG	Aircraft Hull and Liability (Company Plane)	GM1854847-08*

Great American Insurance Co.	Commercial Crime Coverage (Treasury, Employee Theft)	SAA268752813*

Property/BI Insurance—Hankinson & Hereford Ethanol Plants
GCUBE (Lloyds of London)	Property Damage	PE1207264000
GCUBE (Lloyds of London)	Business Interruption(Hankinson Only)	PE1207264000

Travelers	Rolling Stock	QT6604856N981TIL13
XL Insurance	Pollution & Remediation Legal Liability (Hankinson Only)	PEC0029357
XL Insurance	Products Pollution	PEC0029357

TBD	Property Damage—Terminals	TBD

*	The following policies are listed with current Murphy Oil Corporation policies numbers:

Office Property

Aircraft Hull and Liability

Commercial Crime Coverage

New MOUSA policies will be placed in August.

Schedule 6.01

Existing Indebtedness

Debtor	Description	Amount	Due
Hankinson Renewable Energy, LLC	Electrical Facilities Loan	$1,100,000	June 30, 2028

Schedule 6.01(j)

Letters of Credit

LC Issuer	Beneficiary	Amount	Expiry Date	Description
Murphy USA
BancorpSouth	Liberty Mutual Insurance Co.	15,297,525.00		Guarantee of “Deductible” and/or “Loss Limit” Reimbursement primary casualty deductible program
Regions Bank	City of Lebanon Engineering Dept.	14,000	03/14/2014	Guarantee for Sewer Main Extension to be completed
Hankinson Renewable Energy, LLC.
Wells Fargo	Montana-Dakota Utilities Co.	3,319,421.87	11/1/2013	Pipeline Expense Surety for Hankinson Ethanol plant in Hankinson, ND Document No. NZS648268

Schedule 6.02

Liens

None.

Schedule 6.04

Existing Investments

ARTICLE X Guaranty Listing

Murphy Oil USA Inc. for HANKINSON RENEWABLE ENERGY, LLC
BENEFICIARY	ISSUED	AMEND. NO. 1	AMEND. NO. 2	AMEND. NO. 3	TERMS	EXP. DATE	Amount
ConocoPhillips Company	02/17/2011 replaces 1/12/2011 for $1MM	04/28/2011 $2 to $2.5	12/18/2012 ext exp date 01/31/2015		2 yrs	01/31/2015	$2,500,000.00
Ethanol Products, LLC dba Poet Ethanol Products	06/21/2011	03/14/2013 ext exp date 06/30/2015			2 yrs	06/30/2015	$100,000.00
Shell Energy North America (US), L.P.	12/20/2010	10/24/2012 ext exp date 12/31/2014			2 yrs	12/31/2014	$2,000,000.00

Murphy Oil USA Inc. for HEREFORD RENEWABLE ENERGY, LLC
BENEFICIARY	ISSUED	AMEND. NO. 1	AMEND. NO. 2	AMEND. NO. 3	TERMS	EXP. DATE	Amount
ADM Grain Company	03/28/2011	02/28/2013 ext exp date 03/31/2015			2 yrs	03/31/2015	$7,000,000.00
BP Corporation North America Inc., BP Canada Energy Marketing Corp., BP Energy Company	04/28/2011	03/14/2013 ext exp date 04/30/2015			2 yrs	04/30/2015	$4,000,000.00
Bunge North America, Inc.	02/07/2011	02/04/2013 ext exp date 02/28/2015			2 yrs	02/28/2015	$12,000,000.00
Cargill, Inc.	04/05/2011	03/14/2013 ext exp date 04/30/2015			2 yrs	04/30/2015	$6,000,000.00

Murphy Oil USA Inc. for HEREFORD RENEWABLE ENERGY, LLC
BENEFICIARY	ISSUED	AMEND. NO. 1	AMEND. NO. 2	AMEND. NO. 3	TERMS	EXP. DATE	Amount
The CIT Group/Equipment Financing, Inc.	03/04/2011	02/28/2013 ext exp date 03/31/2015	05/13/2013 $1.5 to $4.5 ext exp date 07/31/2016 (extended beyond 2 yrs to cover lease agreement)		2 yrs	07/31/2016	$4,500,000.00
ConocoPhillips Company	03/25/2011	02/28/2013 ext exp date 03/31/2015			2 yrs	03/31/2015	$1,000,000.00
DeBruce Grain, Inc.	10/14/2010	04/28/2011 $3 to $5	08/16/2011 ext exp date to cover contracts beyond normal expiry date of 10/14/2012 10/14/2013		2 yrs	10/14/2013	$5,000,000.00
Enbridge Marketing (U.S.) L.P.	05/09/2013				2 yrs	05/09/2015	$500,000.00
Ethanol Products, LLC dba Poet Ethanol Products	03/28/2011	02/28/2013 ext exp date 03/31/2015			2 yrs	03/31/2015	$150,000.00
Natural Gas Pipeline Company of America LLC	02/21/2011	02/04/2013 ext exp date			2 yrs	02/28/2015	$100,000.00
The Scoular Company	01/17/2011	02/04/2013 ext exp date 03/31/2015			2 yrs	01/31/2015	$6,000,000.00
Shell Energy North America (US), L.P.	03/14/2011	02/28/2013 ext exp date 03/31/2015			2 yrs	03/31/2015	$3,000,000.00
Southwest Rail Industries, Inc.	03/24/2011	02/28/2013 ext exp date 03/31/2015			2 yrs	03/31/2015	$55,000.00

Murphy Oil USA Inc. for HEREFORD RENEWABLE ENERGY, LLC
BENEFICIARY	ISSUED	AMEND. NO. 1	AMEND. NO. 2	AMEND. NO. 3	TERMS	EXP. DATE	Amount
Lansing Trade Group, LLC	04/14/2011 Hereford only 04/14/2013	12/12/2011 add Hankinson	03/14/2013 ext exp date 04/30/2015		2 yrs	04/30/2015	$500,000.00
United Energy Trading, LLC	10/19/2010 SCTC only	03/28/2011 add Hereford & Hankinson	12/07/2011 delete SCTC effective 2/7/2012	10/10/2012 ext exp date 10/31/2014	2 yrs	10/31/2014	$8,000,000.00

Any renewals or replacements of the foregoing that do not increase the guaranteed amount

Schedule 6.10

Existing Restrictions

None.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement dated as of [ ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees, Swingline Loans and Protective Advances included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

EXHIBIT A

2.	Assignee: [and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]][2]

3.	Borrower: Murphy Oil USA Inc. [and the Borrowing Subsidiaries][3].

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Assigned Interest:[4]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[5]
Tranche A Term Loans	$	$	%
Revolving Commitments/Revolving Loans	$	$	%
[ ][6]	$	$	%

Effective Date:                    , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI about Murphy USA and its subsidiaries, including the Borrowers and the other Subsidiaries, and their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Select as applicable.
[3]	Include bracketed language if assigning Revolving Commitments.
[4]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Tranche A Term Lenders, Revolving Lenders or Incremental Term Lenders of any Series, as applicable.
[6]	In the event any new Class of Loans or Commitments is established pursuant to Section 2.23 or 2.24 of the Credit Agreement, refer to the Class of such Loans or Commitments assigned.

EXHIBIT A

The terms set forth above are hereby agreed to:	[Consented to and][8] Accepted:

, as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	by

Name:	Name:
Title:	Title:

, as Assignor,[7]	Consented to:

by	[MURPHY OIL USA, INC.,

Name:	by
Title:
Name:
Title:][9]

[JPMORGAN CHASE BANK, N.A., as the Swingline Lender,

by

Name:
Title:][10]

[NAME OF EACH ISSUING BANK,

by

Name:
Title:][11]

[7]	The Assignee must deliver to each applicable Borrower all applicable Tax forms required to be delivered by it under Section 2.18(f) of the Credit Agreement.
[8]	No consent of the Administrative Agent is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund under Section 9.04(b) of the Credit Agreement.
[9]	No consent of the Company is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, for any other assignment under Section 9.04(b) of the Credit Agreement.
[10]	Required in the case of any assignment of all or any portion of a Revolving Commitment or any Lender’s obligation in respect of its Swingline Exposure under Section 9.04(b) of the Credit Agreement.
[11]	Required in the case of any assignment of all or any portion of a Revolving Commitment or any Lender’s obligation in respect of its LC Exposure under Section 9.04(b) of the Credit Agreement. Prepare a separate signature block for each Issuing Bank.

EXHIBIT A

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Murphy USA, the Borrowers, any of the other Subsidiaries or any other Affiliate of Murphy USA or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Murphy USA, the Borrowers, any of the other Subsidiaries or any other Affiliate of Murphy USA or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (vi) if it is a

EXHIBIT A

Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.18(f) thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT A

EXHIBIT B

[FORM OF]

BORROWING BASE CERTIFICATE

[See following page]

EXHIBIT B

Murphy Oil USA

Borrowing Base Certificate

For the period ended [     ], 20[     ]

A.	Available Cash	$
B.	Available Receivables	$
C.	Available Midstream Refined Products Inventory	$
D.	Available Retail Refined Products Inventory	$
E.	Available Retail Merchandise Inventory	$
F.	Lesser of 40% of Borrowing Base or (D + E)	$
G.	Availability Reserves	$
H.	Borrowing Base (lines A + B + C + F - G)	$
I.	Lower of:
	Borrowing Base (line H)	$
	Commitment	$
$
J.	Revolving Credit Outstandings:
	Revolving Loans	$
	Letters of Credit	$
	Total Revolving Credit Outstandings		$
K.	Facility availability (lines I - J)		$

CERTIFICATION

The undersigned hereby certifies to JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement dated as of [                ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Murphy Oil USA, the Lenders party thereto, other agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Agent”), that the information provided herein is complete and accurate as of the date hereof, and is prepared in a manner consistent in all material respects with the Borrowing Base provisions of the Credit Agreement (excluding any applicable provisions contained therein that involve the discretion of the Agent). The undersigned agrees that in the event of any conflict between this Borrowing Base Certificate and related provisions of the Credit Agreement, the terms of the Credit Agreement shall control.

Date:

Murphy Oil USA

By:
Name:
Title:

EXHIBIT B

EXHIBIT C

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

    as Administrative Agent

Mailcode: IL1 1190, 10 S. Dearborn, 22nd Floor,

Chicago, IL 60603

Attention of CBC Operations

(Fax No. [            ])

with a copy to

JPMorgan Chase Bank, N.A.

    as Administrative Agent

2200 Ross Avenue, 9th Floor

Dallas, TX 75201

Attention of [            ]

(Fax No. [            ])

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [                    ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto (and together with Murphy Oil USA, Inc., the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the applicable Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Class of Borrowing:[12]

[12]	Specify Tranche A Term Borrowing, Revolving Borrowing, Swingline Borrowing or, if any new Class of Commitments is established under Section 2.23 or 2.24, a Borrowing of such Class.

EXHIBIT C

(B)	Aggregate principal amount of Borrowing:[13] $

(C)	Date of Borrowing (which is a Business Day):

(D)	Type of Borrowing:[14]

(E)	Interest Period and the last day thereof:[15]

(F)	Location and number of the applicable Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:                                     ]16

The undersigned Borrower hereby certifies that the conditions specified in paragraphs (a), (b) and (c) of Section 4.02 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.04(a) of the Credit Agreement.

Very truly yours,

[SPECIFY APPLICABLE BORROWER].,

By:
Name:
Title:

[13]	Must comply with Sections 2.01, 2.02(c) and 2.04(a) of the Credit Agreement.
[14]	Specify ABR Borrowing or Eurocurrency Borrowing (not available for Swingline Borrowings). If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
[15]	Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. May not end after the applicable Maturity Date.
[16]	Specify only in the case of an ABR Revolving Borrowing or Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) of the Credit Agreement.

EXHIBIT C

EXHIBIT D-1

[FORM OF]

BORROWING SUBSIDIARY JOINDER AGREEMENT

BORROWING SUBSIDIARY JOINDER AGREEMENT dated as of [ ], (this “Agreement”), among MURPHY OIL USA INC., a Delaware corporation (the “Company”), [NAME OF NEW BORROWER], a [ ] [corporation] (the “New Borrower”), each Loan Party listed on the signature pages hereto (each a “Loan Party”), and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent under the Credit Agreement defined below.

Reference is made to the Credit Agreement dated as of [ ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans and the Issuing Lenders have agreed to issue Letters of Credit and the Company and the New Borrower desire that the New Borrower become a Borrowing Subsidiary.

The New Borrower represents and warrants that all representations and warranties made by the Borrowers under the Credit Agreement, as such representations and warranties relate to the New Borrower, are true and correct as of the date hereof to the same extent as though made as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

In accordance with Section 2.25 of the Credit Agreement, upon execution of this Agreement by each of the Company and the New Borrower and delivery to the Administrative Agent, the New Borrower shall be a party to the Credit Agreement and a “Borrower” for all purposes thereof. The New Borrower hereby agrees to be bound by all provisions of the Credit Agreement. This Agreement shall be a Loan Document.

If required, the New Borrower is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT D-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MURPHY OIL USA INC.,

By
Name:
Title:

NEW BORROWER:

by
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By
Name:
Title:

EXHIBIT D-1

EXHIBIT D-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION AGREEMENT

[Date]

JPMorgan Chase Bank, N.A.

as Administrative Agent

Mailcode: IL1 1190, 10 S. Dearborn, 22nd Floor,

Chicago, IL 60603

Attention of CBC Operations

(Fax No. [            ])

with a copy to

JPMorgan Chase Bank, N.A.

as Administrative Agent

2200 Ross Avenue, 9th Floor

Dallas, TX 75201

Attention of [            ]

(Fax No. [            ])

Ladies and Gentlemen:

The undersigned, Murphy Oil USA Inc. (the “Company”), refers to the Credit Agreement dated as of [ ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement.

The Company hereby terminates the status of [NAME OF TERMINATED BORROWER] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company and the Terminated Borrowing Subsidiary acknowledge that this Borrower Termination Agreement shall not become effective until all Loans made to the Terminated Borrowing Subsidiary have been repaid, no Letter of Credit issued for the account of such Terminated Borrowing Subsidiary shall remain outstanding and all amounts payable by such Terminated Borrowing Subsidiary in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Borrowing Subsidiary under any Loan Document) have been paid in full, provided that this Borrower Termination Agreement shall be effective immediately to terminate the right of the Terminated Borrowing Subsidiary to request or receive further extensions of credit under the Credit Agreement.

EXHIBIT D-2

Upon the effectiveness of this Borrower Termination Agreement, the Terminated Borrowing Subsidiary shall be released from all obligations as a Borrowing Subsidiary under the Credit Agreement. If the Terminated Borrowing Subsidiary ceases to be a Loan Party, the Administrative Agent will execute and file any and all UCC termination statements and terminations of any applicable control agreements, and take all such further actions that may be required under any applicable law, or that the Company may reasonably request, to terminate the Liens of the Administrative Agent on the Collateral of the Terminated Borrowing Subsidiary.

EXHIBIT D-2

THIS BORROWER TERMINATION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Very truly yours,

MURPHY OIL USA INC.,

by
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By
Name:
Title:

EXHIBIT D-2

EXHIBIT E

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

[See following page]

EXHIBIT E

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[            ] 201317,

among

MURPHY USA INC.,

MURPHY OIL USA INC.,

THE SUBSIDIARIES OF MURPHY USA INC.

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

[17]	The Agreement will be dated as of the Effective Date when signature pages are released from escrow.

Exhibit E

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Other Defined Terms	2

ARTICLE II

Guarantee

SECTION 2.01. Guarantee	6
SECTION 2.02. Guarantee of Payment; Continuing Guarantee	6
SECTION 2.03. No Limitations	6
SECTION 2.04. Reinstatement	7
SECTION 2.05. Agreement to Pay; Subrogation	7
SECTION 2.06. Information	8

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge	8
SECTION 3.02. Delivery of the Pledged Collateral	8
SECTION 3.03. Representations and Warranties	9
SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests	10
SECTION 3.05. Registration in Nominee Name; Denominations	10
SECTION 3.06. Voting Rights; Dividends and Interest	11

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest	13
SECTION 4.02. Representations and Warranties	14
SECTION 4.03. Covenants	15

Exhibit E

Exhibit E

Schedules

Schedule I Subsidiary Loan Parties

Schedule II Pledged Equity Interests

Exhibits

Exhibit I Form of Supplement

GUARANTEE AND COLLATERAL AGREEMENT dated as of [            ], 2013 (this “Agreement”), among MURPHY USA INC., MURPHY OIL USA INC., the Subsidiaries from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of [            ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Murphy Oil USA, Inc. (the “Company”), the Borrowing Subsidiaries party thereto (the “Borrowing Subsidiaries” and, together with the Company, the “Borrowers”), Murphy USA Inc. (“Murphy USA”), the Lenders party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Murphy USA and the Subsidiary Guarantors are Affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement, provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

Exhibit E

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collection Account” means account number [            ] of the Company with the Administrative Agent18.

“Accounts” means all “accounts” as defined in Article 9 of the New York UCC.

“Account Debtor” means any Person obligated on an Account.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrowers” has the meaning assigned to such term in the recitals hereto.

“Claiming Party” has the meaning assigned to such term in Section 7.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Concentration Account” means account number [            ] of the Company with [            ]19.

“Contributing Party” has the meaning assigned to such term in Section 7.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any other Person, or that any other Person now or hereafter otherwise has the right to license and all rights of such Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country).

[18]	Account to be established prior to the Effective Date.
[19]	Account to be established prior to the Effective Date.

Exhibit E

2

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Deposit Account” means each “deposit account” as defined in Article 9 of the New York UCC.

“Document” means each “document” as defined in Article 9 of the New York UCC.

“Excluded Equity Interests” has the meaning assigned to such term in Section 3.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all “general intangibles” as defined in Article 9 of the New York UCC.

“Grantors” means Murphy USA, the Borrowers and each Subsidiary Loan Party.

“Guarantors” means Murphy USA, each Borrower (except with respect to its own obligations as a Borrower) and each Subsidiary Loan Party.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” means all “inventory” as defined in Article 9 of the New York UCC.

“Investment Property” means all “investment property” as defined in Article 9 of the New York UCC.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in

Exhibit E

3

respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrowers under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Murphy USA” has the meaning assigned to such term in the recitals hereto.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent owned by any other Person, or that any other Person otherwise has the right to license, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means with respect to any Person all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Intangibles” means all “payment intangibles” as defined in Article 9 of the New York UCC.

“Perfection Certificate” means the Perfection Certificate dated the Closing Date delivered by the Borrowers to the Administrative Agent pursuant to Section 4.01(g) of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

Exhibit E

4

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any stock certificates, unit certificates, limited liability membership certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Obligations” means (a) all the Loan Document Obligations, (b) all the Banking Services Obligations and (c) all the Secured Hedging Agreement Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent and each Arranger, (c) each Issuing Bank, (d) each Banking Services Bank, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Securities Account” means each “securities account” as defined in Article 8 of the New York UCC.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement after the Closing Date.

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.

“Trademark License” means any written agreement (including the Trademark License Agreement), now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or any political

Exhibit E

5

subdivision thereof, and all extensions or renewals thereof, and all common law rights related thereto, including those listed on Schedule IV, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Secured Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrowers or any other Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrower, any other Loan Party, or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Secured Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 8.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, any impossibility in the performance of the Secured Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under

Exhibit E

6

this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for any of the Secured Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Secured Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of any Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any

Exhibit E

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Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests now owned or at any time hereafter acquired by such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and any other instruments representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (A) more than 66% of the issued and outstanding voting Equity Interests of any CFC or FSHCO, (B) Equity Interests in any Person that is not a Subsidiary or (C) Equity Interests in any Unrestricted Subsidiary (the Equity Interests so excluded under clauses (A) and (B) above being collectively referred to herein as the “Excluded Equity Interests”); (b) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 and Section 3.02; (c) subject to Section 3.06, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clause (a) above; (d) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (i) on the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly after the acquisition thereof (and, in any event, as required under the Credit Agreement), in the case of any such Pledged Securities acquired by such Grantor after the date hereof.

Exhibit E

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(b) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement; (a) Schedule II sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor;

(b) the Pledged Equity Interests have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, Permitted Encumbrances and Liens existing in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Permitted Encumbrances and Liens existing in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created or permitted by this Agreement or the Credit Agreement and Permitted Encumbrances), however arising, of all Persons whomsoever;

Exhibit E

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(d) except as disclosed on Schedule II or any schedule furnished pursuant to Section 3.02(b), and except for restrictions and limitations imposed by the Loan Documents or securities laws generally, and, in the case of clause (ii), except for limitations existing as of the Effective Date in the articles or certificate of incorporation, bylaws or other organizational documents of any Subsidiary, (i) the Pledged Collateral is and will continue to be freely transferable and assignable, and (ii) except in connection with sales or dispositions permitted by the Credit Agreement, none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(h) subject to applicable local law in the case of any Equity Interests in any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each interest in any limited liability company or limited partnership controlled by any Grantor and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 3.05. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

Exhibit E

10

SECTION 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or any Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

(iii) Each Grantor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends or other distributions that would constitute Pledged Equity Interests, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer).

Exhibit E

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(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section, then all rights of any Grantor to dividends or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions. All dividends or other distributions received by any Grantor contrary to the provisions of this Section shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Company has delivered to the Administrative Agent a certificate of a Financial Officer to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 3.07. Transfer Tax Acknowledgement. Each party hereto acknowledges that the Pledged Collateral is being transferred to the Collateral Agent as security for the Secured Obligations and that this Section 3.07 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

Exhibit E

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ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Payment Intangibles due to any Grantor in connection with purchases of goods or services provided by such Grantor on credit cards or gift cards;

(iii) all cash and cash equivalents;

(iv) all Deposit Accounts and all Securities Accounts and all cash and Investment Property deposited therein or credited thereto, including the Concentration Account, the ABL Collection Account and the Cash Collateral Account and all cash credited thereto;

(v) all Inventory;

(vi) all Chattel Paper, Instruments, Documents and General Intangibles related to any of the foregoing (including all contract rights as against operators of pipelines, terminals or other storage facilities and as against other transporters of Inventory, all rights as consignor or consignee, whether arising by contract, statute or otherwise, all Payment Intangibles and all rights in respect of insurance);

(vii) all books and records pertaining to the Article 9 Collateral; and

(viii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral by any description that reasonably approximates the description of the Collateral contained in

Exhibit E

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this Agreement, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d) Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the unenforceability of any right of the Grantor therein or (y) a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (except in each case to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principle of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in clause (x) or (y) of this paragraph (d) including any Proceeds of such contract or agreement.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete as of the Effective Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental,

Exhibit E

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municipal or other office specified in Schedules 2A and 2B to the Perfection Certificate (or specified by notice from the Borrowers to the Administrative Agent after the Effective Date pursuant to any Supplemental Perfection Certificate or in the case of filings, recordings or registrations required by Section 5.04(a) of the Credit Agreement), are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in paragraph (b) of this Section, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions.

(d) Each Grantor owns, licenses or otherwise has the rights to use, all Patents, Trademarks, Copyrights or other Intellectual Property material to the preparing for sale or sale of the Inventory, (ii) the use thereof by each Grantor for any such purpose does not infringe upon the rights of any other Person and (iii) no such Intellectual Property is subject to any Lien or other restriction (other than (A) any such Lien or other restriction with respect to which a waiver or release has been obtained or (B) any such Lien or restriction permitted under the Credit Agreement), in each case except to the extent (1) of any defects in ownership or licenses and any such infringements that, individually or in the aggregate, would not result in a Material Adverse Effect or (2) that the failure to have such rights, such infringement or such Lien or restriction would not materially adversely affect the exercise of the Administrative Agent’s rights with respect to such Intellectual Property to prepare for sale of or to sell any Inventory under Article V.

SECTION 4.03. Covenants. (a) Each Grantor agrees to be bound by the provisions of Section 5.04 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Company were a reference to such Subsidiary Loan Party.

(b) The Company shall each year deliver a Supplemental Perfection Certificate as required by Section 5.01(e) of the Credit Agreement.

(c) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

Exhibit E

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(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing statements (including fixture filings) or other documents in connection herewith or therewith. Each Grantor will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement.

(e) The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.09 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third party, by contacting Account Debtors or the third party possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(f) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(g) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

Exhibit E

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(h) The Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral other than in the ordinary course of business or otherwise in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its then current credit policies and practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(j) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to their assets in accordance with the requirements set forth in Section 5.08 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the

Exhibit E

17

same or different times: with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral , or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale

Exhibit E

18

or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as specified in Section 2.19(g) of the Credit Agreement. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies with respect to Collateral consisting of Inventory (including the sale of any such Inventory), each Grantor hereby (a) grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other

Exhibit E

19

compensation to the Grantors) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor (including a sublicense of all its rights under the Trademark License Agreement, subject to the restrictions on permitted usees of the subject Trademarks set forth therein), and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for infringement of the Intellectual Property, and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a

Exhibit E

20

public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

Exhibit E

21

ARTICLE VI

Collection and Application of Collateral Proceeds; Deposit Accounts

SECTION 6.01. Deposit Accounts and Securities Accounts. (a) Each Grantor hereby acknowledges the provisions of each of the Collateral and Guarantee Requirement and Section 5.14 of the Credit Agreement and agrees to take, and to cause all its subsidiaries to take, all such actions as shall be required in order to satisfy the Collateral and Guarantee Requirement and the requirements of such Section 5.14 and to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement. In furtherance thereof, each Grantor agrees:

(i) promptly to notify and direct each applicable credit card issuer or credit card processor in respect of any Credit Card Receivable and each Account Debtor in respect of any Account to make all payments in respect of Credit Card Receivables and Accounts directly to the Concentration Account by means of a form of notice referring to the Administrative Agent’s security interest in Credit Card Receivables and Accounts and otherwise reasonably satisfactory to the Administrative Agent (and, if such Grantor shall fail so to notify any such obligor or Account Debtor, the Administrative Agent shall be entitled to make such notification directly to such obligor or Account Debtor),

(ii) to use all reasonable efforts to cause each obligor and Account Debtor identified in clause (i) above to make all payments with respect to such Accounts directly to Concentration Account,

(iii) promptly to deposit all payments otherwise received by it on account of Accounts, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Concentration Account in precisely the form in which received (but with any endorsements of such Grantor necessary for deposit or collection), and until they are so deposited such payments shall be held in trust by such Grantor for and as the property of the Administrative Agent, and

(iv) without the prior written consent of the Administrative Agent, not, in any manner adverse to the Lenders, to change the general instructions given to obligors in respect of Credit Card Receivables and Account Debtors in respect of Accounts to remit payments thereon to in the Concentration Account.

(b) During any Cash Dominion Period, (i) all funds deposited into the Concentration Account shall be swept to the ABL Collection Account at the end of each Business Day and (ii) each Grantor shall cause all funds deposited in any Deposit Account or Securities Account for which a Control Agreement is not in place (other than an Excluded Deposit Account or Excluded Securities Account and other than any such Deposit Account in which station receipts are deposited and the available amounts in which are swept at the end of each Business Day to the Concentration Account) to be swept at the end of each Business Day into the ABL Collection Account. The

Exhibit E

22

Administrative Agent shall hold and apply funds received into the ABL Collection Account as provided in Section 2.10(d) of the Credit Agreement. The ABL Collection Account is, and shall remain, under the sole dominion and control of the Administrative Agent. Each Grantor acknowledges and agrees that (i) such Grantor has no right of withdrawal from the ABL Collection Account and (ii) the funds on deposit in the ABL Collection Account shall continue to be collateral security for all of the Secured Obligations.

(c) Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, the funds on deposit in the Concentration Account may be applied as provided in Section 5.02. Effective upon notice to the Grantors from the Administrative Agent after the occurrence and during the continuance of an Event of Default (which notice may be given by telephone if promptly confirmed in writing), the Concentration Account will, without any further action on the part of any Grantor, the Administrative Agent or any sub-agent, convert into a closed lockbox account under the exclusive dominion and control of the Administrative Agent in which funds are held subject to the rights of the Administrative Agent hereunder.

SECTION 6.02. Additional Accounts. (a) No Grantor may open or maintain a Deposit Account or Securities Account (other than an Excluded Deposit Account or Excluded Securities Account) unless the bank or financial institution at which such Grantor seeks to open such Deposit Account or Securities Account has entered into a Control Agreement giving the Administrative Agent Control of such Deposit Account or Securities Account to the extent required under and as set forth in the Collateral and Guarantee Requirement and Section 5.14 of the Credit Agreement, provided that the Administrative Agent may, in its discretion, with respect to any such Deposit Account or Securities Account that is not subject to a Control Agreement, (i) defer delivery of a Control Agreement with respect to such account or (ii) require such Grantor to replace such account with one or more new accounts opened and maintained with a bank or financial institution that is subject to an existing Control Agreement (it being understood and agreed that, prior to the opening of such new accounts referenced in the immediately preceding clause (ii), the Administrative Agent shall be entitled to establish a Reserve with respect to those accounts referenced in the immediately preceding clause (i) for which a Control Agreement has not yet been executed and delivered). In the case of Deposit Accounts and Securities Accounts maintained with any Lender, the terms of each Control Agreement entered into with such Lender shall be subject to the provisions of the Credit Agreement regarding setoff.

ARTICLE VII

Indemnity, Subrogation and Subordination

SECTION 7.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7.03), each Borrower agrees that (a) in the event a payment in respect of any Secured Obligation of such Borrower shall be made by any Guarantor under this Agreement, such Borrower shall indemnify such Guarantor for the full amount of such

Exhibit E

23

payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation of any Borrower, such Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 7.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 7.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Secured Obligation or assets of any other Grantor (other than Murphy USA or a Borrower) shall be sold pursuant to any Security Document to satisfy any Secured Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the applicable Borrower or Borrowers as provided in Section 7.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 8.13, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 7.02 shall (subject to Section 7.03) be subrogated to the rights of such Claiming Party under Section 7.01 to the extent of such payment.

SECTION 7.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 7.01 and 7.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrowers or any other Guarantor or Grantor to make the payments required by Sections 7.01 and 7.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

Exhibit E

24

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Company in the manner provided in Section 9.01 of the Credit Agreement.

SECTION 8.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Exhibit E

25

SECTION 8.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The Guarantors and the Grantors jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrowers” shall be deemed to be a reference to the “Guarantors and Grantors.”

(b) Without limitation of its indemnification obligations under the other Loan Documents, the Guarantors and the Grantors jointly and severally agree to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Guarantor or Grantor arising out of, in connection with, or as a result of, the preparation, execution, delivery, performance or administration of this Agreement or any other agreement or instrument contemplated thereby or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any such party or any third party (and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.

(e) All amounts due under this Section shall be payable promptly after written demand therefore.

Exhibit E

26

SECTION 8.04. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Lenders and the Issuing Banks and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agent, any Lender, any Issuing Bank or any other Person and notwithstanding that the Administrative Agent, any Lender, any Issuing Bank or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.05. Counterparts; Effectiveness, Successors and Assigns. This Agreement may be executed in counterparts, (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Exhibit E

27

SECTION 8.07. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 8.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the Loan Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 8.12. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate and be released when all the Loan Document Obligations have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

Exhibit E

29

(b) A Subsidiary Loan Party (other than a Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary, provided that, if so required by the Credit Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest created under this Agreement in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 8.12, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 8.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 8.13. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Effective Date are required to enter in this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

SECTION 8.14. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send

Exhibit E

30

verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 8.15. Certain Acknowledgments and Agreements. Each Subsidiary Loan Party not a party to the Credit Agreement hereby acknowledges the provisions of each of Section 1.08 and Section 2.18 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement.

[Signature Pages Follow]

Exhibit E

31

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MURPHY USA INC.,

By
Name:
Title:

MURPHY OIL USA INC.,

By
Name:
Title:

591 BEVERAGE, INC.,

By
Name:
Title:

864 HOLDINGS, INC.,

By
Name:
Title:

864 BEVERAGE, INC.,

By
Name:
Title:

Exhibit E

32

MURPHY OIL TRADING COMPANY (EASTERN),

By
Name:
Title:

SPUR OIL CORPORATION,

By
Name:
Title:

SUPERIOR CRUDE TRADING COMPANY,

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

Exhibit E

33

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY LOAN PARTIES

591 Beverage, Inc., a Nebraska corporation

864 Holdings, Inc., a Texas corporation

864 Beverage, Inc., a Texas corporation

Murphy Oil Trading Company (Eastern), a Delaware corporation

Spur Oil Corporation, a Delaware corporation

Superior Crude Trading Company, a Delaware corporation

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.             dated as of [            ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of [            ], 2013 (the “Collateral Agreement”), among MURPHY USA INC., MURPHY OIL USA INC., the Subsidiaries from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Credit Agreement referred to therein.

The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 8.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 8.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, Grantor and Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office and (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

Exhibit E

2

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by
Name:
Title:

Exhibit E

3

Schedule I

to Supplement No.     to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to Supplement No.     to the

Guarantee and

Collateral Agreement

PLEDGED EQUITY SECURITIES

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

EXHIBIT F

[FORM OF]

COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of Murphy USA and the Company under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Credit Agreement dated as of [                    ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement

Each of the undersigned, [specify title] of Murphy USA and [specify title] of the Company, hereby certifies (solely in their capacities as officers and not individually), as follows:

1. I am a Financial Officer of Murphy USA or the Company, as applicable.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [KPMG LLP] required by Section 5.01(a).] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [KPMG LLP] required by Section 5.01(a), have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov].]

[or]

3. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [            ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year.] [or] [The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [            ] and the then elapsed portion of the fiscal year have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov].] Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Murphy USA and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

4. [Attached as Schedule II hereto is a narrative report with respect to the consolidated financial statements referred to in Section 2 of this Certificate and as required by Section 5.01(a) or 5.01(b) of the Credit Agreement, as applicable.]20

5. All notices required under Sections 5.03 and 5.04 of the Credit Agreement have been provided.

6. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Murphy USA and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, (a) the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, or (b) any change in GAAP or in the application thereof since the date of the consolidated balance sheet most recently heretofore delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (or prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement), that has had, or could have, a significant effect on the calculations of the Consolidated Fixed Charge Coverage Ratio or the Secured Leverage Ratio, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature of such change and the effect thereof on such calculations.

7. The financial covenant analyses and other information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate.

The foregoing certifications are made and delivered on [            ] pursuant to Section 5.01(c) of the Credit Agreement.

[20]	Such narrative report shall not be required so long as either the Company or Murphy USA is subject to periodic reporting obligations under the Exchange Act and the periodic reports filed by such Person with the SEC contain such information and, in the event the Company shall have any subsidiary other than Murphy USA and the Subsidiaries, such information is presented separately for Murphy USA and its consolidated Subsidiaries.

EXHIBIT F

3

MURPHY USA INC.,

By:
Name:
Title:

MURPHY OIL USA INC.,

By:
Name:
Title:

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

1.	Consolidated Net Income: (i)—(ii) =	$	[ , ,	]

(i)        the net income or loss of Murphy USA and its consolidated Subsidiaries for the period [of four consecutive fiscal quarters] ended on such date, determined on a consolidated basis in accordance with GAAP:

		$	[ , ,	]

(ii)[21] To the extent included in net income referred to in (i):

(a)     the income of any Person (other than Murphy USA) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Murphy USA, the Borrower or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period:

		$	[ , ,	]

(b)     the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than the Borrower or any other Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such

		$	[ , ,	]

[21]	Items to be set forth without duplication.

EXHIBIT F

4

Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon Murphy USA or any Subsidiary or any law applicable to Murphy USA or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived:

(c)     the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly-owned by Murphy USA to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary:

		$	[ , ,	]

2.	Adjusted Consolidated EBITDA:[22] (i) + (ii) + (iii) - (iv) =

	(i) Consolidated Net Income:	$	[ , ,	]

	(ii)[23] (a) consolidated interest expense (including imputed interest expense in respect of Capital Lease Obligations, but net of total interest income):	$	[ , ,	]

[22]	Adjusted Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Murphy USA or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business. All amounts added back in computing Adjusted Consolidated EBITDA for any period pursuant to clauses (a) and (b) of the definition of “Adjusted Consolidated EBITDA” in the Credit Agreement, and all amounts subtracted in computing Adjusted Consolidated EBITDA pursuant to clause (c) of the definition of “Adjusted Consolidated EBITDA” in the Credit Agreement, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Murphy USA, attributable to any Subsidiary that is not wholly owned by Murphy USA, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Adjusted Consolidated EBITDA for any period to determine the Senior Secured Leverage Ratio and the Total Leverage Ratio, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition (other than the Tharco Acquisition) or a Material Disposition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.
[23]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.

EXHIBIT F

5

(b) consolidated income tax expense for such period:	$	[ , ,	]

(c) all amounts attributable to depreciation for such period and amortization of intangible assets for such period:	$	[ , ,	]

(d)       any extraordinary loss or any net loss realized by Murphy USA, the Company and the consolidated Subsidiaries in connection with any asset disposition (including any disposition of an Ethanol Subsidiary) for such period:

	$	[ , ,	]

(e)        any noncash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Murphy USA, the Company or any other consolidated Subsidiary pursuant to a written plan or agreement approved by the board of directors of Murphy USA:

	$	[ , ,	]

(f)        nonrecurring fees and expenses for such period related to (A) any public or private offering of Equity Interests in Murphy USA (to the extent reimbursed by Murphy USA and the Subsidiaries), (B) any issuance or incurrence of Indebtedness of Murphy USA or any Subsidiary (to the extent reimbursed by Murphy USA or the Borrower), or any amendment or modifications to the terms of any Indebtedness of Murphy USA or any Subsidiary, (C) any Permitted Acquisition or other Investment or acquisition of assets by Murphy USA or any Subsidiary not in the ordinary course of business, in each case whether or not consummated:

	$	[ , ,	]

(g) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$	[ , ,	]

(h) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements:	$	[ , ,	]

EXHIBIT F

6

(i) the cumulative effect of any change in accounting principles:	$	[ , ,	]

(j) any fees and expenses for such period (if incurred prior to September 30, 2012) relating to the Transactions, in an aggregate amount for all periods not to exceed $50,000,000:	$	[ , ,	]

(iii)[24] (a) proceeds of business interruption insurance relating to the operations of Murphy USA and the Subsidiaries actually received in cash by Murphy USA and the Subsidiaries during such period:	$	[ , ,	]

(b)     indemnification and reimbursement payments actually received in cash by Murphy USA and the Subsidiaries during such period in respect of any expenses and charges covered by third-party indemnification or other reimbursement provisions in connection with any Permitted Acquisition or other Investment or any disposition of assets:

	$	[ , ,	]

(iv)[25] (a) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP:

(b) any gains attributable to returned surplus assets of any pension plan:	$	[ , ,	]

(c) any noncash items of income for such period:[26]	$	[ , ,	]

(d) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$	[ , ,	]

[24]	Items to be set forth without duplication and to the extent not included in determining such Consolidated Net Income (or the Consolidated Net Income for any prior period).
[25]	Items to be set forth without duplication and to the extent included in determining Consolidated Net Income.
[26]	Excluding any noncash items of income (a) in respect of which cash was received in a prior period or will be received in a future period or (b) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Adjusted Consolidated EBITDA for such prior period.

EXHIBIT F

7

	(e) any noncash gains resulting from fluctuations in currency values:	$	[ , ,	]

	(f) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements:	$	[ , ,	]

	(g) the cumulative effect of any change in accounting principles:	$	[ , ,	]

3.	Total Indebtedness: (i) + (ii) + (iii) =	$	[ , ,	]

(i)        the aggregate principal amount of Indebtedness of Murphy USA, the Borrower and the other Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP:[27]

		$	[ , ,	]

(ii)       the aggregate obligations of Murphy USA, the Borrower and the other Subsidiaries as an account party in respect of letters of credit or letters of guarantee, other than contingent obligations in respect of any letter of credit or letter of guarantee to the extent such letter of credit or letter of guarantee does not support Indebtedness:

		$	[ , ,	]

(iii)      the aggregate amount of all Guarantees by Murphy USA, the Borrower and the other Subsidiaries of the principal amount of Indebtedness (other than Indebtedness of the type set forth in clause (f) of the definition of the term “Indebtedness” in the Credit Agreement to the extent the applicable letter of credit or letter of guarantee does not support Indebtedness) of any other Person:

		$	[ , ,	]

4.	Consolidated Fixed Charges: ((i) + (ii)) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) =	$	[ , ,	]

	(i) Consolidated Cash Interest Expense for such period:	$	[ , ,	]

[27]

To be calculated without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.

EXHIBIT F

8

(ii)       the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of Murphy USA and its consolidated Subsidiaries (other than payments made by Murphy USA or any consolidated Subsidiary to Murphy USA or a Subsidiary):

		$	[ , ,	]

(iii)      the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of Murphy USA and its consolidated Subsidiaries (other than payments made by Murphy USA or any consolidated Subsidiary to Murphy USA or a Subsidiary), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment:

		$	[ , ,	]

(iv)      the aggregate amount of (i) principal payments on Capital Lease Obligations, determined in accordance with GAAP, and (ii) principal payments on other Indebtedness of the type described in Section 6.01(f), in each case made by Murphy USA and the consolidated Subsidiaries during such period:

		$	[ , ,	]

	(v) Capital Expenditures for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring purchase money Long-Term Indebtedness):	$	[ , ,	]

	(vi) the aggregate amount of income taxes paid in cash by Murphy USA and the consolidated Subsidiaries during such period:	$	[ , ,	]

	(vii) cash contributions to Plans in respect of minimum ERISA funding requirements for such period:	$	[ , ,	]

(viii)   the aggregate amount of Restricted Payments made by Murphy USA and the consolidated Subsidiaries during such period (other than (i) Restricted Payments made to Murphy USA or a consolidated Subsidiary, (ii) Restricted Payments made solely in additional Equity Interests otherwise permitted hereunder and (iii) Restricted Payments made in reliance on clause (iii) or (iv) of Section 6.08(a)):

		$	[ , ,	]

5.	Consolidated Fixed Charge Coverage Ratio: (i) / (ii) =	$	[ , ,	]

	(i) Consolidated EBITDA of Murphy USA and its consolidated Subsidiaries for any Test Period:	$	[ , ,	]

EXHIBIT F

9

(ii)       Consolidated Fixed Charges (deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the three fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Effective Date shall have occurred after the first day of the first fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for such fiscal quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Fixed Charges for the period from and including the Effective Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Effective Date to and including the last day of such fiscal quarter) for such test period:

		$	[ , ,	]

6.	Secured Leverage Ratio: ((i) /(ii) =	$	[ , ,	]

	(i) Total Indebtedness as of such date:	$	[ , ,	]

	(ii) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters of Murphy USA most recently ended on or prior to the date hereof:	$	[ , ,	]

7.	Consolidated Cash Interest Expense[28]: (i) + (ii) + (iii) + (iv) - (v) – (vi) =[29]	$	[ , ,	]

[28]	For purposes of determining Consolidated Cash Interest Expense for any period ending prior to the first anniversary of the Effective Date, Consolidated Cash Interest Expense shall be an amount equal to actual Consolidated Cash Interest Expense from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period Murphy USA, the Company or any other Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto
[29]	Items to be set forth without duplication.

EXHIBIT F

10

(i) interest expense (including imputed interest expense in respect of Capital Lease Obligations), of Murphy USA and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP:	$	[ , ,	]

(ii)       any interest or other financing costs becoming payable during such period in respect of Indebtedness of Murphy USA or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:

	$	[ , ,	]

(iii) any cash payments made during such period in respect of obligations referred to in clause (v) below that were amortized or accrued in a previous period:	$	[ , ,	]

(iv) any cash dividends paid during such period in respect of Disqualified Equity Interests in Murphy USA :	$	[ , ,	]

(iv)      to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period:

	$	[ , ,	]

(v) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.	$	[ , ,	]

(vi)      to the extent included in such consolidated interest expense for such period, noncash amounts attributable to pay-in-kind interest or other noncash interest expense (including as a result of purchase accounting)

	$	[ , ,	]

EXHIBIT F

11

EXHIBIT G

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

    as Administrative Agent

Mailcode: IL1 1190, 10 S. Dearborn, 22nd Floor,

Chicago, IL 60603

Attention of CBC Operations

(Fax No. [            ])

with a copy to

JPMorgan Chase Bank, N.A.

    as Administrative Agent

2200 Ross Avenue, 9th Floor

Dallas, TX 75201

Attention of [            ]

(Fax No. [            ])

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [ ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc. (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and the undersigned Borrower hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a [Revolving] [Term] Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1. Borrowing to which this request applies:
Principal Amount:

EXHIBIT G

Type:
Interest Period[30]:

2. Effective date of this election[31]:

3. Resulting Borrowing[s][32]
Principal Amount[33]:
Type[34]
Interest Period[35]

Very truly yours,

[SPECIFY APPLICABLE BORROWER].,

By:
Name:
Title:

[30]	In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.
[31]	Must be a Business Day.
[32]	If different options are being elected with respect to different portions of the Borrowing specified in item 1 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Class and Type in Section 2.02(c) of the Credit Agreement.
[33]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.
[34]	Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing.
[35]	Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, if agreed to by each Lender participating in the resulting Borrowing, nine or twelve months). Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT G

13

EXHIBIT H

[FORM OF]

PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of [                     ], 2013, among Murphy USA Inc. (“Murphy USA”), Murphy Oil USA, Inc. (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, [specify title] of the Company, solely in [his/her] capacity as an officer, and not individually, and [specify title], of Murphy USA, solely in [his/her] capacity as an officer, and not individually, hereby certify to the Administrative Agent and each other Secured Party as follows:

1.	Legal Names. A.Set forth on Schedule 1 is (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization, and (ii) each other legal name such Loan Party has had in the past five years, including the date of the relevant name change.

B. Except as set forth on Schedule 1, no Loan Party has changed its identity or corporate structure in any manner within the past five years. Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in form or jurisdiction of organization. With respect to any such change that has occurred within the past five years, Schedules 1, 2A and 2B set forth the information required by Sections 1 and 2 of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

2.	Jurisdictions and Locations. A. Set forth on Schedule 2A is (i) the jurisdiction of organization and the form of organization of each Loan Party, (ii) the organizational identification number, if any, assigned to such Loan Party by such jurisdiction and, if such Loan Party is organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the federal taxpayer identification number, if any, of such Loan Party and (iii) the address (including the county) of the chief executive office of such Loan Party.

B. Set forth on Schedule 2B are, with respect to each Loan Party, (i) all locations where such Loan Party maintains any books or records relating to any Accounts Receivable, (ii) all locations where such Loan Party maintains a place of business or any Collateral (with fair value of $250,000 or more) not otherwise identified on Schedule 2A or 2B and (iii) the name and address of any

EXHIBIT H

Person other than a Loan Party that has possession of any Collateral (with fair value of $250,000 or more) (indicating whether such Person holds such Collateral subject to a Lien (including warehousemen’s, mechanics’ and other statutory liens)).

3.	Unusual Transactions. All Accounts have been originated by the Loan Parties and all Inventory has been either acquired by the Loan Parties in the ordinary course of business or manufactured by the Loan Parties, except as set forth on Schedule 3.

4.	File Search Reports. File search reports have been obtained from the Uniform Commercial Code (“UCC”) filing office relating to the location of organization of each Loan Party identified on Schedule 2A. The file search reports obtained pursuant to this Section 4 reflect no Liens on any of the Collateral other than those permitted under the Credit Agreement.

5.	UCC Filings. UCC financing statements have been prepared for filing in the proper UCC filing office in the jurisdiction in which each Loan Party is located (as provided in 9-307 of the UCC), in each case as set forth with respect to such Loan Party in Section 2 above. Set forth on Schedule 5 is a complete and correct list of each such filing and the UCC filing office or county recorder’s office in which such filing is to be made.

6.	Equity Interests. Set forth on Schedule 6 is a complete and correct list, for each Loan Party, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by such Loan Party, specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

7.	Deposit Accounts. Set forth on Schedule 7 is a complete and correct list of all deposit accounts maintained by each Loan Party, other than Excluded Deposit Accounts, specifying the name and address of the depositary institution, the type of account and the account number.

8.	Securities Accounts. Set forth on Schedule 8 is a complete and correct list of all securities accounts maintained by each Loan Party, other than Excluded Securities Accounts, specifying the name and address of the financial institution holding the securities account (including a securities intermediary or commodities intermediary), the type of account and the account number.

[Signature page follows]

EXHIBIT H

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [     ] day of [     ], 2013.

MURPHY OIL USA INC.

by
Name:
Title:

MURPHY USA INC.

By
Name:
Title:

EXHIBIT H

Schedule 1

Legal Names

Loan Party’s Exact Legal Name	Former Legal Names (including date of change)

EXHIBIT H

Schedule 2A

Jurisdictions and Locations

Loan Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Federal Taxpayer Identification Number (if applicable)	Chief Executive Office Address (including county)

EXHIBIT H

Schedule 2B

Other Addresses

Loan Party	Locations where Books or Records Relating to Accounts Receivable are Maintained (including county)	Other Locations where a Place of Business or any Collateral is Maintained (including county)	Name and Address of Other Persons that have possession of any Collateral (including county)	Owned/ Leased Or Public Warehouse Facility

EXHIBIT H

Schedule 5

UCC Filings

Loan Party	UCC Filing	Jurisdiction	UCC Filing Office/Local Filing Office

EXHIBIT H

Schedule 6

Equity Interests

Loan Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	Percentage of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Schedule 7

Deposit Accounts

Loan Party	Depositary Institution (including address)	Type of Account	Account Name and Number

EXHIBIT H

Schedule 8

Securities Accounts

Loan Party	Financial Institution (including address)	Type of Account	Account Number

EXHIBIT H

EXHIBIT I

[FORM OF]

SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of [                     ], 2013, among Murphy USA Inc., Murphy Oil USA, Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

This Supplemental Perfection Certificate dated as of [                     ], 20[     ] is delivered pursuant to Section 5.01(e) of the Credit Agreement (this certificate and each other certificate heretofore delivered pursuant to Section 5.01(e) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

Each of the undersigned, [specify title]36 of Murphy USA and [specify title]37 of the Company, hereby certifies to the Administrative Agent as follows:

1.	Legal Names. Except as set forth on Schedule 1 hereto, Schedule 1 to the Prior Perfection Certificate remains complete and correct.

2.	Jurisdictions and Locations. Except as set forth on Schedule 2A or 2B hereto, Schedules 2A and 2B to the Prior Perfection Certificate remain complete and correct. All Uniform Commercial Code financing statements or other appropriate filings recordings or registrations, including all refilings, rerecordings and registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to such Schedule 2A or 2B (as supplemented or modified by Schedule 2A or 2B hereto, if applicable) to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date hereof (except as noted therein with respect to any continuation statements to be filed within such period).

3.	Unusual Transactions. All Accounts have been originated by the Loan Parties and all Inventory has been either acquired by the Loan Parties in the ordinary course of business or manufactured by the Loan Parties, except as set forth on Schedule 3.

[36]	Each Supplemental Perfection Certificate must be signed by a Financial Officer of Murphy USA.
[37]	Each Supplemental Perfection Certificate must be signed by a Financial Officer of the Borrower.

EXHIBIT I

4.	Reserved.

5.	Reserved.

6.	Equity Interests. Except as set forth on Schedule 6 hereto, Schedule 6 to the Prior Perfection Certificate remains complete and correct.

7.	Deposit Accounts. Except as set forth on Schedule 7 hereto, Schedule 7 to the Prior Perfection Certificate remains complete and correct.

8.	Securities Accounts. Except as set forth on Schedule 8 hereto, Schedule 8 to the Prior Perfection Certificate remains complete and correct.

[Signature page follows]

EXHIBIT I

9

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [             ] day of [            ], 20[     ].

MURPHY OIL USA INC.,

by
Name:
Title:

MURPHY USA INC.,

by
Name:
Title:

EXHIBIT I

10